Form 10-K, Exhibit 13
period 1993-12-31
COBANCORP INC
filed 1994-05-20
CIK 745276

EXHIBIT (13)


1993 CoBancorp Inc. Annual Report to Shareholders

BALANCE SHEETS      CoBancorp Inc. and Subsidiary, PREMIERBank & Trust

                                                                    December 31
                                                             1993              1992
                                                         ------------      ------------
ASSETS          Cash and due from banks                  $ 29,051,488      $ 24,768,842
                Investment securities- (Market value
                  $156,485,497 in 1993 and $176,384,972
                  in 1992)                                152,933,745       172,766,753
                Federal funds sold                          3,000,000         4,200,000
                Loans                                     289,448,687       246,404,835
                Less allowance for loan losses              5,226,401         5,214,700
                                                         ------------      ------------
                  Net loans                               284,222,286       241,190,135
                Bank premises and equipment                10,563,830         8,326,273
                Accrued income and prepaid expenses         3,433,018         4,491,292
                Other assets                                8,596,377         7,380,437
                                                         ------------      ------------
                    TOTAL ASSETS                         $491,800,744      $463,123,732
                                                         ============      ============

LIABILITIES     Liabilities
AND              Deposits
SHAREHOLDERS'     Demand-noninterest bearing             $ 59,208,379      $ 53,560,963
EQUITY            Demand-interest bearing                  58,858,055        50,241,459
                  Savings and other time                  309,519,183       298,307,267
                                                         ------------     -------------
                   Total deposits                         427,585,617       402,109,689
                 Short-term funds                          20,245,028        22,704,665
                 Other liabilities                          3,131,672         2,742,338
                 Employee stock ownership plan
                  obligation                                1,105,260         1,405,260
                                                         ------------      ------------
                   Total liabilities                      452,067,577       428,961,952
                Shareholders' equity
                  Capital stock, no par value
                  3,500,000 shares authorized
                  3,268,488 shares issued and outstanding
                  (3,245,409 in 1992)                       4,304,345         3,947,905
                Capital surplus                            16,623,320        16,623,320
                Retained earnings                          19,910,762        14,995,815
                Employee stock ownership plan
                  obligation                               (1,105,260)       (1,405,260)
                                                         ------------      ------------
                  Total shareholders' equity               39,733,167        34,161,780
                                                         ------------      ------------
              TOTAL LIABILITIES AND SHAREHOLDERS'
                EQUITY                                   $491,800,744      $463,123,732
                                                         ============      ============

See accompanying notes to consolidated financial statements.


INCOME STATEMENTS      CoBancorp Inc. and Subsidiary, PREMIERBank & Trust

                                                           Years Ended December 31
                                                    1993             1992             1991
                                                 ------------     ------------     ------------
Interest Income
 Loans (including fees)
 Taxable                                          $23,382,522      $22,610,054      $24,404,860
 Tax-exempt                                           175,218          231,354          370,649
 Investment securities
 Taxable                                            8,099,418       10,163,273        9,103,925
 Tax-exempt                                         2,916,890        1,752,190        1,369,776
Federal funds sold                                    155,215          277,865          906,652
                                                 ------------     ------------     ------------
 Total interest income                             34,729,263       35,034,736       36,155,862
Interest Expense
 Deposits                                          11,970,871       13,863,313       16,740,614
 Short-term funds                                     638,295          584,517        1,556,864
                                                 ------------     ------------     ------------
   Total interest expense                          12,609,166       14,447,830       18,297,478
                                                 ------------     ------------     ------------
   Net interest income                             22,120,097       20,586,906       17,858,384
Provision for Loan and Real Estate Losses             920,000        2,800,000        2,500,000
                                                 ------------     ------------     ------------
   Net Interest Income After Provision for
   Loan and Real Estate Losses                     21,200,097       17,786,906       15,358,384
Other Income
 Service charges on deposit accounts                1,586,405        1,572,571        1,394,775
 Trust fees                                         1,149,262        1,021,835          929,787
 Other                                              1,066,717          883,456          641,544
Security gains                                        665,373          565,728          142,005
                                                 ------------     ------------     ------------
  Total other income                                4,467,757        4,043,590        3,108,111
Other Expenses
 Salaries, wages and benefits                       8,410,219        7,059,551        6,895,357
Occupancy-net                                       1,196,260        1,088,505        1,044,260
Furniture and equipment                               546,415          495,217          811,105
Taxes, other than income and payroll                  541,965          486,482          443,537
FDIC insurance                                        924,145          836,981          695,470
Other                                               7,668,251        6,355,964        4,562,159
                                                 ------------     ------------     ------------
  Total other expenses                             19,287,255       16,322,700       14,451,888
                                                 ------------     ------------     ------------
   Income Before Income Taxes                       6,380,599        5,507,796        4,014,607
Income Tax Expense (Credit)
 Current                                            1,080,000        1,514,000          951,000
 Deferred                                              20,000         (384,000)        (190,000)
                                                 ------------     ------------     ------------
                                                    1,100,000        1,130,000          761,000
                                                 ------------     ------------     ------------
   Net Income                                      $5,280,599       $4,377,796       $3,253,607
                                                 ============     ============     ============
   Net Income Per Share (amounts reflect
   four-for-three stock split in February
   1994, four-for-three stock split in 1993,
   four percent stock dividend in 1992 and
   three percent stock dividend in 1991)                $1.61            $1.35            $1.01
                                                 ============     ============     ============

See accompanying notes to consolidated financial statements.


CASH  FLOWS      CoBancorp Inc. and Subsidiary, PREMIERBank & Trust

                                                            Years Ended December 31
                                                      1993            1992             1991
                                                  -----------      -----------      -----------
Net income                                        $ 5,280,599      $ 4,377,796      $ 3,253,607
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Provision for loan and real estate losses           920,000        2,800,000        2,500,000
  Provision for depreciation and amortization       1,026,158          849,721        1,118,648
  Amortization of premiums less accretion of
   discounts on investment securities                 332,613          (35,558)        (315,912)
  (Increase) in refundable taxes                     (243,723)
  Realized securities gains                          (665,373)        (565,728)        (142,005)
  Provision (credit) for deferred income taxes         20,000         (384,000)        (190,000)
  Decrease in interest receivable                     437,562          176,673           10,302
  (Decrease) in interest payable                     (114,462)        (315,036)        (339,622)
  (Increase) in other assets                         (567,817)        (366,704)      (2,244,452)
  (Decrease) increase in other liabilities             (2,123)         (82,734)       1,021,333
                                                  -----------      -----------      -----------
   NET CASH PROVIDED BY OPERATING ACTIVITIES        6,423,434        6,454,430        4,671,899

INVESTING ACTIVITIES
 Proceeds from sales of investment securities      54,757,889       16,418,877       23,396,793
 Maturities of investment securities               56,155,855       30,880,815       21,304,023
 Purchases of investment securities               (89,259,979)     (75,104,862)     (67,567,961)
 Net decrease in credit card receivables              397,988          437,287          271,168
 Net (increase) decrease in longer-term loans     (44,250,140)     (25,231,062)      12,608,534
 Principal payments received under leases                                                27,155
 Purchases of premises and equipment,
  net of retirements                               (3,167,403)        (983,934)         (91,707)
                                                  -----------      -----------      -----------
    NET CASH USED BY INVESTING ACTIVITIES         (25,365,790)     (53,582,879)     (10,051,995)

FINANCING ACTIVITIES
 Net increase in demand deposits
  and savings accounts                             39,008,588       53,453,789       17,723,128
 Net (decrease) increase in certificates
  of deposit                                      (13,532,659)      (6,221,990)       4,218,543
 Net (decrease) increase in short-term funds       (2,459,637)       4,060,595      (22,468,497)
 Cash dividends                                    (1,347,730)      (1,119,798)        (826,590)
 Dividend investment plan                             288,757          221,385          155,207
 Long-term incentive plan                              67,683
                                                  -----------      -----------      -----------
    NET CASH PROVIDED (USED)
      BY FINANCING ACTIVITIES                      22,025,002       50,393,981       (1,198,209)
                                                  -----------      -----------      -----------
    INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                              3,082,646        3,265,532       (6,578,305)
 Cash and cash equivalents at beginning of year    28,968,842       25,703,310       32,281,615
                                                  -----------      -----------      -----------
      CASH AND CASH EQUIVALENTS AT END OF YEAR    $32,051,488      $28,968,842      $25,703,310
                                                  ===========      ===========      ===========

See accompanying notes to consolidated financial statements.


EQUITY      CoBancorp Inc. and Subsidiary, PREMIERBank & Trust

Years Ended December 31, 1993, 1992 and 1991


                                                                                  Employee
                                                                                Stock Owner-
                                           Capital      Capital      Retained    ship Plan
                                            Stock       Surplus      Earnings    Obligation      Total
                                          ----------  -----------  -----------   ----------   -----------
Balance at December 31, 1990              $3,320,335  $14,000,000  $12,185,098  ($1,930,260)  $27,575,173
 Net income                                                          3,253,607                  3,253,607
 Cash dividends-$0.26* per share                                      (826,590)                  (826,590)
 Reduction in employee stock ownership
  plan obligation                                                                   250,000       250,000
 Shares issued (15,564*) under dividend
  investment plan                            155,207                                              155,207
 Three percent stock dividend                102,737      978,511   (1,081,248)
 Transfer from retained earnings
  to surplus                                               21,489      (21,489)
                                          ----------  -----------  -----------   ----------   -----------
Balance at December 31, 1991               3,578,279   15,000,000   13,509,378   (1,680,260)   30,407,397
 Net income                                                          4,377,796                  4,377,796
 Cash dividends-$0.34* per share                                    (1,119,798)                (1,119,798)
 Reduction in employee stock ownership
  plan obligation                                                                  275,000      275,000
 Shares issued (17,687*) under
  investment plan                            221,385                                              221,385
 Four percent stock dividend                 148,241     1,623,320  (1,771,561)
                                          ----------  -----------  -----------   ----------   -----------
Balance at December 31, 1992               3,947,905    16,623,320  14,995,815   (1,405,260)   34,161,780
 Net income                                                          5,280,599                  5,280,599
 Cash dividends-$0.41 * per share          .                        (1,347,730)                (1,347,730)
 Reduction in employee stock Ownership
  plan obligation                                                                   300,000       300,000
 Shares issued (18,292*) under dividend
  investment plan                            288,757                                              288,757
 Shares issued (5,546*) under
  long-term incentive plan                    67,683                                               67,683
 Adjustment to unrealized gains on
  available-for-sale securities,
  net of tax                                                           982,078                    982,078
                                          ----------  -----------  -----------  -----------   -----------
 BALANCE AT DECEMBER 31, 1993             $4,304,345  $16,623,320  $19,910,762  $(1,105,260)  $39,733,167
                                          ==========  ===========  ===========  ===========   ===========

* Restated for four-for-three stock split in February 1994, four-for-three stock split in 1993, four percent stock dividend in 1992 and three percent stock dividend in 1991. See accompanying notes to consolidated financial statements.


NOTES       CoBancorp Inc. and Subsidiary, PREMIERBank & Trust


Years Ended December 31, 1993, 1992 and 1991


NOTE   A--ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of CoBancorp Inc. and its wholly-owned subsidiary, PREMIERBank & Trust. All material intercompany accounts and transactions have been eliminated.

Securities Held-to-Maturity and Available-for-Sale: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity.
Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Loans: Interest on loans is credited to earnings based upon the principal amount outstanding.

Bank Premises and Equipment: Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on straight-line and declining-balance methods, based upon the following ranges of lives:

                                                                Years
                                                                -----
       Buildings                                                10-40
       Equipment and leasehold improvements                      3-20


The asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation or amortization when property is retired or otherwise disposed. Any resulting gain or loss is reflected in operations concurrently. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

Allowance for Loan Losses: The provision for loan losses charged to operating expense and the adequacy of the allowance for loan losses are based upon a continuing evaluation of the loan portfolio, prior years' loss experience, current economic conditions and other pertinent factors.

Income Taxes: Certain items of income and expense are recognized in taxable years other than those in which such amounts are recognized in the financial statements. Provisions are made in the financial statements for any deferred taxes that arise in recognition of these temporary differences in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from FASB Statement No. 96 to FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adoption of FASB Statement No. 109 was not material to the Corporation's results of operations for the year ended December 31, 1993.

Cash Equivalents: Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for periods less than thirty days.

Fair Values of Financial Instruments: FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:


       Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair Values.

       Investment securities (including mortgage-backed securities): Fair Values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

       Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Short-term funds: The carrying amounts of the funds under repurchase agreements and other short-term funds approximate their fair values.

       Long-term borrowings: The carrying amounts of the Corporation's long-term borrowings (other than deposits) approximate their fair values.

Postretirement and Postemployment Benefits: In 1990, the FASB issued Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The provisions of Statement No. 106 were effective in 1993. The financial statement impact of Statement No. 106 was not significant. In 1992, the FASB issued Statement No. 112, "Employers' Accounting for Postemployment Benefits." The Corporation is not required to implement the statement until the first quarter of 1994. The financial statement impact of Statement No. 112 will not be significant.

Segment of Business: The Corporation operates in the single industry of banking. While the Corporation offers a wide range of services, they are all deemed to be a part of commercial banking.

Per Share Amounts: Earnings per share computations are based on the average number of shares of capital stock outstanding during the year. All per share amounts have been adjusted to reflect a four-for-three stock split in February 1994, the four-for-three stock split in 1993, the four percent stock dividend paid in 1992 and the three percent stock dividend paid in 1991.


Reclassifications: Certain amounts in the 1992 and 1991 consolidated financial statements have been reclassified to conform to the 1993 presentation.


NOTE B--RESTRICTIONS ON CASH AND DUE FROM BANKS


PREMIERBank & Trust is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993, was $2,273,000.


NOTE C--INVESTMENT SECURITIES


The following is a summary of available-for-sale and held-to-maturity securities:


                                                         Available-for-Sale Securities
                                          ------------------------------------------------------
                                                          Gross          Gross        Estimated
                                                        Unrealized     Unrealized       Fair
                                             Cost         Gains          Losses         Value
                                          -----------   ----------     ----------     ----------
December 31, 1993
U. S. Treasury and other
 U. S. Government agencies                $23,440,201   $  840,402     $ 17,800      $24,262,803
Collateralized mortgage-
 backed securities                         63,834,806    1,027,321      361,925       64,500,202
                                          -----------   ----------     --------      -----------
                                          $87,275,007   $1,867,723     $379,725      $88,763,005
                                          ===========   ==========     ========      ===========

                                                        Held-to-Maturity Securities
                                          ------------------------------------------------------
                                                          Gross          Gross        Estimated
                                                       Unrealized     Unrealized        Fair
                                            Cost          Gains         Losses         Value
                                          ----------   ----------     ----------      ----------
December 31, 1993
States of the U. S. and
  political subdivisions                  $63,731,890  $3,711,951     $160,199        $67,283,642
Other                                         438,850                                     438,850
                                          -----------  ----------     --------        -----------
                                          $64,170,740  $3,711,951     $160,199        $67,722,492
                                          ===========  ==========     ========        ===========

- -----------------------------------------------------------------------------------------------
The following is a summary of investment securities:

                                                    Investment Securities
                                          -----------------------------------------------
                                                         Gross        Gross         Estimated
                                                      Unrealized    Unrealized         Fair
                                          Cost           Gains        Losses           Value
                                         -----        ----------     ---------      -----------
December 31, 1992
U. S. Treasury and other
 U. S. Government agencies            $52,778,367     $1,451,549      $258,651      $53,971,265
States of the U. S. and
 political subdivisions                37,507,552      1,015,455       274,289       38,248,718
Collateralized mortgage-
 backed securities                     82,041,984      2,019,721       335,566       83,726,139
Other                                     438,850                                       438,850
                                     ------------     ----------      --------     ------------
                                     $172,766,753     $4,486,725      $868,506     $176,384,972
                                     ============     ==========      ========     ============



Gross proceeds from sales of investment securities during 1993, 1992 and 1991 were $57,452,409, $16,731,943 and $24,123,461, respectively. For the same periods, gross gains of $768,985, $565,728 and $204,492, and gross losses of $103,612, $0 and $62,487 were realized, respectively. The net adjustment to unrealized holding gains on available-for-sale securities included as a separate component of shareholders' equity totaled $982,078 for 1993.


The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1993, by contractual maturity, are shown below. Mortgage-backed securities which may have prepayment provisions are assigned to a maturity category based on estimated average life. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.


                                      Available-for-Sale Securities
                                      -----------------------------
                                                        Estimated
                                                           Fair
                                         Cost              Value
                                      -----------       -----------
Due in 1 year or less                 $31,542,117        $31,944,642
Due in 1 to 5 years                    43,462,060         44,196,462
Due in 5 to 10 years                   10,821,107         11,139,293
Due after 10 years                      1,449,723          1,482,608
                                      -----------        -----------
                                      $87,275,007        $88,763,005
                                      ===========        ===========




                                        Held-to-Maturity Securities
                                       -----------------------------
                                                         Estimated
                                                            Fair
                                          Cost              Value
                                       -----------       -----------

Due in 1 year or less                  $2,596,283         $2,647,411
Due in 1 to 5 years                    13,322,912         14,019,675
Due in 5 to 10 years                   29,328,994         30,974,331
Due after 10 years                     18,922,551         20,081,075
                                       ----------         ----------
                                      $64,170,740        $67,722,492
                                      ===========        ===========

                                                                              15

At December 31, 1993 and 1992, investment securities with a carrying value of approximately $66,617,000 and $72,768,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE D--LOANS


The composition of the loan portfolio at December 31 was:


                                                  1993
                                    ---------------------------------
                                      Carrying              Fair
                                       Amount               Value
                                    ------------         ------------
Real estate                         $132,588,801         $135,869,400
Installment                           31,228,831           32,308,912
Commercial and collateral            122,698,707          126,149,760
All other                              2,932,348            2,932,348
                                    ------------         ------------
                                    $289,448,687         $297,260,420
                                    ============         ============


                                                  1992
                                    ---------------------------------
                                      Carrying              Fair
                                       Amount               Value
                                    ------------         ------------
Real estate                          $99,760,867         $102,249,762
Installment                           34,144,351           35,076,199
Commercial and collateral            109,169,282          111,141,381
All other                              3,330,335            3,330,335
                                    ------------        -------------
                                    $246,404,835         $251,797,677
                                    ============         ============



Included in commercial and collateral loans for 1993 and 1992 are $4,079,542 and $4,590,216, respectively, of tax-exempt industrial revenue development bonds.


Transactions in the allowance for loan losses were:

                                  1993          1992           1991
                               ----------    ----------     ----------
Balance at January 1           $5,214,700    $4,098,578     $4,643,786
Provision for loan losses         820,000     2,800,000      2,500,000
Recoveries on loans
 charged off                    1,337,624     1,166,339      1,241,746
                               ----------    ----------     ----------
                                7,372,324     8,064,917      8,385,532
Loans charged off              (2,145,923)   (2,850,217)    (4,286,954)
                                ---------     ---------      ---------
Balance at December 31         $5,226,401    $5,214,700     $4,098,578
                               ==========    ==========     ==========



At December 31, 1993, nonaccrual loans were $1,318,207, and other real estate was $639,829. At December 31, 1992, the corresponding amounts were $2,431,929 and $1,018,188, respectively.

NOTE E--BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 were:


                                            1993              1992
                                         ----------        ----------
Land and improvements                    $2,205,564        $1,873,888
Buildings                                 9,295,326         7,677,719
Equipment and leasehold
 improvements                            10,381,577         9,281,826
Construction in progress                     59,263                 0
                                        -----------        ----------
                                         21,941,730        18,833,434
Less accumulated depreciation
 and amortization                        11,377,900        10,507,161
                                        -----------        ----------
                                        $10,563,830        $8,326,273
                                        ===========        ==========



NOTE F--DEPOSITS

Time certificates of deposit with balances of $100,000 or more, principally public and corporate funds, were $13,774,942 and $24,710,834 at December 31, 1993 and 1992, respectively. Interest expense on these deposits amounted to $602,849, $970,122 and $1,744,808 for 1993, 1992 and 1991, respectively.

Total interest paid on deposits in 1993, 1992 and 1991 was $12,083,166, $14,177,396 and $17,032,128, respectively.

The carrying amounts and fair values of deposits consisted of the following at December 31. For deposits with no defined maturities, Statement 107 defines fair value as the amount payable on demand.

                                                   1993
                                       -----------------------------
                                         Carrying            Fair
                                         Amount              Value
                                       -----------       -----------
Demand--noninterest bearing           $ 59,208,379      $ 59,208,379
Demand--interest bearing                58,858,055        58,858,055
Savings                                177,432,128       177,432,128
Certificates of deposit                101,581,620        97,075,975
IRAs                                    30,505,435        29,626,862
                                      ------------      ------------
                                      $427,585,617      $422,201,399
                                      ============      ============



                                                   1992
                                      ------------------------------
                                        Carrying             Fair
                                         Amount              Value
                                      ------------       ------------
Demand--noninterest bearing           $ 53,560,963       $ 53,560,963
Demand--interest bearing                50,241,459         50,241,459
Savings                                152,687,552        152,687,552
Certificates of deposit                118,389,211        114,233,660
IRAs                                    27,230,504         26,401,402
                                      ------------       ------------
                                      $402,109,689       $397,125,036
                                      ============       ============

NOTE G--REPURCHASE AGREEMENTS


The Bank enters into sales of securities under agreements to repurchase (repurchase agreements) for periods of up to 29 days, which are treated as financings; the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the respective asset accounts (investments) and physical possession of the securities remains with the Bank.


Repurchase agreement information as of December 31, 1993, is summarized as follows:

                                               Assets Sold                        Repurchase Liability
                                      ----------------------------           -------------------------------
                                        Carrying          Market               Carrying            Interest
                                         Amount            Value                Amount               Rate
                                      ----------------------------           -------------------------------
U.S. Government agency securities       $4,506,299      $4,587,619             $4,452,890           2.18%
                                      ============================           ===============================

NOTE H--CAPITAL STOCK

On June 21, 1993, the Corporation declared a four-for-three stock split, payable on July 23, 1993, to shareholders of record July 15, 1993. The increase in the number of shares outstanding as a result of the stock split was 609,619. Cash was paid for any resulting fractional shares. On October 26, 1992, the Corporation declared a stock dividend of four percent, payable to shareholders of record November 30, 1992. The dividend was recorded at fair market value. The increase in the number of shares outstanding as a result of the stock dividend was 69,473. Cash was pald for any resulting fractional shares. On October 21, 1991, the Corporation declared a stock dividend of three percent, payable to shareholders of record November 29, 1991. The dividend was recorded at fair market value. The increase in the number of shares outstanding as a result of the stock dividend was 50,144. Cash was paid for any resulting fractional shares.

The Corporation adopted a dividend investment plan in 1987. The Plan allows shareholders to elect to use their dividends to purchase shares of capital stock at ninety-five percent of the fair market value of such stock as determined on the dividend declaration date. During 1993, 13,719 shares were issued under the Plan.


NOTE I--DIVIDEND RESTRICTION

The payment of dividends by member banks of the Federal Reserve System, without prior Federal regulatory approval, is limited to the current year's net profits as defined and the retalned net profits for the two preceding years. At December 31, 1993, approximately $9,618,000 was available to the subsidiary bank for the payment of dividends without prior regulatory approval.


NOTE J--INCOME TAXES

Significant components of the Corporation' s deferred tax assets and liabilities as of December 31, 1993 are as follows:


Deferred tax assets:
                 Provision for Loan Losses           $  945,340
                 Deferred Compensation                  563,938
                 Nonaccrual Loan Interest               318,818
                 Other                                   35,379
                                                    -----------
                                                      1,863,475

Deferred tax liabilities:
   Tax over Book Depreciation              563,007
   FASB Statement No. 115                  505,919
   Pension Costs                           276,469
   Insurance Costs                          73,633
   Other                                   119,276
                                        ------------
                                         1,538,304
                                        ------------
       Net deferred tax asset           $  325,171
                                        ============

The significant temporary differences giving rise to the deferred taxes for 1992 and 1991 include the allowance for loan losses, depreciation and pension costs.

The reasons for the difference between tax expense based on the statutory rate of 34 percent in 1993, 1992 and 1991 and the effective tax rates were:

                                              1993              1992             1991
                                    -----------------  ------------------  ------------------
Tax expense at statutory rates          $  2,169,000       $  1,873,000     $  1,365,000
Reduction in taxes resulting from:
    Tax-exempt interest                   (1,051,000)          (675,000)        (530,000)
    Life insurance proceeds                                                     (164,000)
    Other                                    (18,000)           (68,000)          90,000
                                    ------------------  -----------------  ------------------
                                          $1,100,000       $  1,130,000      $   761,000
                                    ==================  =================  ==================

The Corporation made income tax payments of approximately $1,634,000, $1,310,000 and $780,000 during 1993, 1992 and 1991, respectively.

NOTE K--PENSION PLAN

The Corporation has a trusteed, noncontributory retirement plan covering eligible employees. Pension benefits are based on employee'career average compensation. The Bank's funding policy is to contibute sufficient amounts to meet minimum funding requirements set forth by required laws plus such additional amounts as the Bank may determine appropriate.

A summary of the components of pension expense for 1993 and credit for 1992 and 1991 is as follows:


                                              1993                1992               1991
                                         ---------------  -----------------  ----------------
Service cost benefits earned
 during the period                      $  185,000           $  149,000       $  147,000
Interest cost on projected
 benefit obligation                        174,000              202,000          190,000
Return on plan assets                     (228,000)            (308,000)        (286,000)
Net amortization and deferral              (51,000)             (89,000)         (74,000)
                                         --------------  ------------------  ---------------
Net pension expense (credit)            $   80,000           $  (46,000)      $  (23,000)
                                         ==============  ==================  ===============

The funded status of the plan at December 31 was as follows:

                                          1993                1992
                                      -----------          ----------
Actuarial present value of
accumulated benefit obligation
    Vested                            $ 2,031,000          $ 1,636,000
    Nonvested                             137,000              120,000
                                      -----------          -----------
                                      $ 2,168,000          $ 1,756,000
                                      -----------          -----------
                                      -----------          -----------
Actuarial present value of
  projected benefit obligation        $(2,832,000)         $(2,217,000)
Plan assets at fair value               3,465,000            3,271,000
                                      -----------          -----------
Plan assets in excess of
  projected benefit obligation            633,000            1,054,000
Unrecognized transition asset,
  net of amortization                    (837,000)            (931,000)
Unrecognized net loss                     919,000              672,000
                                      -----------          -----------
Net pension asset included
in other assets                       $   715,000          $   795,000
                                      -----------          -----------
                                      -----------          -----------

The long-term rate of return used to determine the expected return on plan assets included in net pension expense (credit) is 7 percent in 1993 and 8 percent in 1992 and 1991. The projected benefit obligation was determined using an assumed discount rate of 7 percent in 1993 and 8 percent in 1992, and an annual compensation increase of 5 percent in 1993 and 6 percent in 1992. At December 31, 1993 and 1992, plan assets consisted primarily of money market, equity and fixed income funds.


NOTE   L--EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation has a noncontributory employee stock ownership plan (ESOP) that covers substantially all employees. The ESOP borrowed $2,680,260
(balance outstanding at December 31, 1993, was $1,105,260) under a loan agreement expiring in 1996 with an unaffiliated bank to finance a purchase of shares of the Corporation's capital stock for the Plan.
The loan agreement provides for the payment of interest at a fluctuating rate. The rate of interest on the loan at December 31, 1993, was 5.50 percent. Interest incurred on this loan obligation was $70,094, $88,103 and $141,361 in 1993, 1992 and 1991, respectively. At December 31,1993, 88,372 shares of the Corporation's common stock owned by the ESOP were pledged as security for the payment of principal and interest as provided in the loan agreement.
Payments of principal under this agreement are as follows:

                    1994              $  325,000
                    1995                 350,000
                    1996                 430,260
                                      ----------
                                      $1,105,260
                                      ----------
                                      ----------

It is anticipated that funds for servicing the loan agreement will be provided essentially from contributions paid by the Corporation or its subsidiary to the ESOP, from earnings attributable to such contributions and from cash dividends paid to the ESOP on shares of the Corporation's capital stock which it owns. Neither the Corporation nor its subsidiary has guaranteed the payments required by the loan agreement nor made any commitment to make contributions to the ESOP for this purpose. However, as required by generally accepted accounting principles, the ESOP's obligation has been recorded on the Corporation's consolidated balance sheet, with an offsetting reduction of shareholders' equity.

Contributions by the Corporation and its subsidiary to the ESOP are reviewed by the Board of Directors and are expensed in the year the contribution is approved. These contributions were $267,600, $292,750 and $350,750 in 1993, 1992 and 1991, respectively.

Dividends received for shares owned by the ESOP amounted to $121,770, $106,605 and $84,010 in 1993, 1992 and 1991, respectively, and were used to service the loan obligation.

NOTE   M--RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank makes loans and enters into other transactions with its directors, officers and entities having a specified relationship to such directors and officers. Transactions entered into between the Bank and such related parties have been and are in the ordinary course of business made on substantially the same terms and conditions as transactions with other parties. As of December 31, 1993 and 1992, the Bank had loans outstanding to related parties of approximately $5,157,803 and $5,432,561, respectively.

NOTE   N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Loan commitments are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certaln specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral (e.g., securities, receivables, inventory or equipment) is obtained based on management's credit assessment of the customer.

The Bank's maximum potential obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit at December 31, 1993 and 1992 was:


                                          1993               1992
                                       -----------        -----------
Real estate                            $20,143,000        $11,651,000
Commercial and collateral               44,214,000         40,915,000
All other                               13,613,000         12,293,000
                                       -----------        -----------
                                       $77,970,000        $64,859,000
                                       ===========        ===========


Most of the Bank's business activity is with customers located within the Bank's defined market area. As of December 31, 1993, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

NOTE   O--LEASES

In 1991, the Corporation entered into an agreement to purchase information technology services from a data processing company. This agreement has a term of five years and may be renewed for successive terms of five years each. The agreement provides for payment of a monthly charge based on the number of application and transaction accounts maintained. These payments are partially offset by amounts to be received by the Corporation for the use of certain equipment and facilities by the data processor. Lease expense was $859,884 for 1993 and $705,392 for 1992. The approximate minimum payments in connection with this agreement are as follows:

1994                                    $  725,000
1995                                       738,000
1996                                       624,000
                                        ----------
                                        $2,087,000
                                        ==========

NOTE P--LONG-TERM INCENTIVE PLAN

On January 21, 1992, the Board of Directors of the Corporation adopted a long-term incentive plan ("Plan") for officers and key employees of the Corporation. Under the terms of the Plan, eligible employees may be granted stock options, restricted stock or long-term performance awards based on certain conditions. There are 179,342 shares of stock reserved and available for distribution under the Plan. Stock options are exercisable based on the falr market value of the stock at the time of the grant. On January 21, 1992, options which cover 123,876 shares of stock were granted by the Board of Directors with a fair market value of $12.20 per share, of which 5,546 shares were exercised at $12.20 per share in 1993. All shares and per share amounts have been restated for a four-for-three stock split in February 1994, the four-for-three stock split in 1993 and the four percent stock dividend in 1992. No options were granted in 1993.

NOTE Q--ACQUISITIONS

On December 2, 1993, the Bank entered into an agreement to acquire certain assets and assume certain liabilities representing the Worthington, Ohio branch office of Jefferson Savings Bank, Dublin, Ohio. The transaction is expected to close in the first quarter of 1994.

NOTE R  - ACCOUNTING CHANGES

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted under the Statement, the Corporation has elected to adopt the provisions of the new standard as December 31, 1993. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The effect as of December 31, 1993, of adopting Statement 115, was to increase shareholders' equity by $982,000 (net of $506,000 in deferred income taxes) reflecting the net unrealized holding gain on securities classified as available-for-sale previously carried at amortized cost.

NOTE S--COBANCORP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS (Parent Company Only)

                                                            December 31
                                                      1993           1992
                                                  -----------     -----------
Assets
     Cash                                         $   137,814     $    50,248
     Investment in bank subsidiary                 40,700,513      35,516,792
     Other assets                                         100               0
                                                  -----------     -----------
Total Assets                                      $40,838,427     $35,567,040
                                                  ===========     ===========


Liabilities and Shareholders' Equity
Liabilities
     Employee stock ownership plan obligation     $ 1,105,260     $ 1,405,260
                                                  -----------     -----------
Total Liabilities                                   1,105,260       1,405,260
Shareholders' Equity                               39,733,167      34,161,780
                                                  -----------     -----------
Total Liabilities and
Shareholders' Equity                              $40,838,427     $35,567,040
                                                  ===========     ===========


STATEMENTS OF INCOME (Parent Company Only)


                                                                    Years Ended December 31
                                                         1993              1992              1991
                                                    -------------     ------------      ------------
Income
       Dividends from bank subsidiary                 $1,250,749          $993,242          $756,756
Expenses                                                 171,793            55,867            89,432
                                                    -------------     ------------      ------------
Income Before Equity in
 Undistributed Net Income of Bank Subsidiary           1,078,956           937,375           667,324
Equity in Undistributed Net
 Income of Bank Subsidiary                             4,201,643         3,440,421         2,586,283
                                                    -------------     ------------      ------------
Net Income                                            $5,280,599        $4,377,796        $3,253,607
                                                    =============     ============      ============

STATEMENTS OF CASH FLOWS (Parent Company Only)

                                                                    Years  Ended December 31
                                                        1993              1992               1991
                                                    -------------     ------------      ------------

Operating Activities
   Net income                                         $1,078,956          $937,375          $667,324
   (Increase) in other assets                               (100)                0                 0
                                                    -------------     ------------      ------------
        Net Cash Provided by
        Operating Activities                           1,078,856           937,375           667,324
Financing Activities
   Cash dividends                                     (1,347,730)       (1,119,798)         (826,590)
   Dividend investment plan                              288,757           221,385           155,207
   Long-term incentive plan                               67,683                 0                 0
                                                    -------------     ------------      ------------
        Net Cash Used by Financing
        Activities                                      (991,290)         (898,413)         (671,383)
                                                    -------------     ------------      ------------
        Increase (Decrease) in Cash
        and Cash Equivalents                              87,566            38,962            (4,059)
Cash and cash equivalents at beginning of year            50,248            11,286            15,345
                                                    -------------     ------------      ------------
        Cash and Cash Equivalents
        at End of Year                                  $137,814           $50,248           $11,286
                                                    =============     ============      ============


NOTE T - SUBSEQUENT EVENT

On January 18, 1994, the Corporation declared a four-for-three stock split, payable on February 22, 1994, to shareholders of record February 1, 1994. The increase in the number of shares outstanding as a result of the stock split was 817,255. Cash was paid for any resulting fractional shares. Accordingly, all share and per share amounts have been adjusted retroactively to reflect the stock split.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
CoBancorp Inc.


We have audited the accompanying consolidated balance sheets of CoBancorp Inc. and subsidiary as of December 31, 1993 and 1992 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoBancorp Inc. and subsidiary at December 31, 1993 and 1992 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Notes A and R to the consolidated financial statements, in 1993 the Corporation changed its methods of accounting for income taxes and accounting for certaln investments in debt and equity securities, respectively.



                                                         ERNST & YOUNG
Cleveland, Ohio
January 21, 1994                                         /s/ Ernst & Young

FINANCIAL SUMMARY



Financial Condition at Year End
- -----------------------------------------------------------------------------------------------------
                                    1993          1992          1991          1990           1989
                                ------------  ------------  ------------  ------------   ------------
Assets                          $491,800,744  $463,123,732   $408,749,723  $406,012,614   $400,516,741
Cash and due from banks           29,051,488    24,768,842     18,703,310    17,381,615     22,647,868
Investment securities            152,933,745   172,766,753    144,360,297   121,035,235    134,416,256
Loans                            289,448,687   246,404,835    223,294,937   239,247,001    219,086,562
Deposits                         427,585,617   402,109,689    354,877,890   332,936,219    335,575,640
Employee stock ownership
 plan obligation                   1,105,260     1,405,260      1,680,260     1,930,260      2,155,260
Shareholders' equity              39,733,167    34,161,780     30,407,397    27,575,173     26,253,440

Operations For The Year
- -----------------------------------------------------------------------------------------------------
Gross operating income           $39,197,020   $39,078,326    $39,263,973   $40,333,317    $38,880,575
Operating expenses                32,816,421    33,570,530     35,249,366    38,820,425     36,175,400
                                ------------  ------------   ------------  ------------   ------------
Income before income taxes         6,380,599     5,507,796      4,014,607     1,512,892      2,705,175
Federal incorne tax expense
 (credit)                          1,100,000     1,130,000        761,000      (320,000)       (30,000)
                                ------------  ------------   ------------  ------------   ------------
Net income                        $5,280,599    $4,377,796     $3,253,607    $1,832,892     $2,735,175
                                ============  ============   ============  ============   ============

- -----------------------------------------------------------------------------------------------------
Cash dividends                    $1,347,730    $1,119,798       $826,590      $907,961       $775,305
Common shares outstanding          3,268,488     3,245,410      3,229,092     3,213,958      3,194,362

Net income per share                   $1.61         $1.35          $1.01         $0.57          $0.86
Dividends per share                     0.41          0.34           0.25          0.28           0.24
Book value per share                   12.16         10.53           9.42          8.58           8.22


All per share amounts have been adjusted for a four-for-three stock split in February 1994, a four-for-three stock split in 1993, a four percent stock dividend in 1992, a three percent stock dividend in 1991 and a five percent stock dividend in 1989.


MARKET AND DIVIDEND INFORMATION

All common shares of CoBancorp Inc. are voting shares and are traded on the Nasdaq National Market System. There are currently 3,268,488 shares outstanding, held among approximately 1,700 shareholders of record as of December 31, 1993. Beginning in August 1993, prices are the high and low closing prices as reported by Nasdaq. Prior to that time, prices are the high and low bid quotations taken from those published weekly by a newspaper of general circulation in Lorain County. All per-share amounts have been adjusted for a four-for-three stock split in February 1994, a four-for-three stock split in July 1993 and a four percent stock dividend in December 1992.

                                              Trading Ranges of Common Stock
                                                        Bid Prices                        Dividend Per Share
                                           -------------------------------------       -----------------------
                                                 1993                1992               1993            1992
                                           ----------------     ----------------       -------         -------
First Quarter                              $14.48    $15.19     $12.03    $12.58       $0.0900         $0.0811
Second Quarter                              15.19     15.75      12.71     13.25        0.0956          0.0865
Third Quarter                               15.82     18.56      13.25     13.52        0.1050          0.0865
Fourth Quarter                              19.13     25.50      13.52     14.48        0.1200          0.0865
                                                                                       -------         -------
                                                                                       $0.4106         $0.3406
                                                                                       =======         =======

25