Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13a)

COBANCORP INC. AND SUBSIDIARY, PREMIERBANK & TRUST
CONSOLIDATED BALANCE SHEETS
                                                                                                          December 31
                                                                                                  1994                   1993
                                                                                              ------------           ------------
Assets      Cash and due from banks.............................................               $29,271,444            $29,051,488
            Investment securities-(Market value $147,128,207
             in 1994 and $156,485,497 in 1993)..................................               149,807,048            152,933,745
            Federal funds sold..................................................                 2,500,000              3,000,000
            Loans...............................................................               330,132,961            288,649,160
            Less allowance for loan losses......................................                 5,616,859              5,226,401
                                                                                              ------------           ------------
                Net loans.......................................................               324,516,102            283,422,759
            Bank premises and equipment, net....................................                10,585,653             10,563,830
            Accrued income and prepaid expenses.................................                 3,980,626              3,433,018
            Other assets........................................................                11,066,084              9,395,904
                                                                                              ------------           ------------
                    Total Assets................................................              $531,726,957           $491,800,744
                                                                                              ============           ============
Liabilities Liabilities
and             Deposits
Shareholders'   Demand-noninterest bearing......................................               $69,649,373            $59,208,379
Equity          Demand-interest bearing.........................................                55,965,771             58,858,055
                Savings and other time..........................................               340,221,731            309,519,183
                                                                                              ------------           ------------
                  Total deposits................................................               465,836,875            427,585,617
              Short-term funds..................................................                21,357,228             20,245,028
              Other liabilities.................................................                 2,770,882              3,131,672
              Employee stock ownership plan obligation..........................                   780,260              1,105,260
                                                                                              ------------           ------------
                  Total liabilities.............................................               490,745,245            452,067,577
            Shareholders' equity
              Capital stock, no par value
                5,000,000 shares authorized
                3,310,011 shares issued and outstanding
               (3,268,488 in 1993)..............................................                 5,182,737              4,304,345
              Capital surplus...................................................                16,623,320             16,623,320
              Retained earnings.................................................                22,868,953             18,928,684
              Unrealized gain (loss) on available-for-sale
                investment securities (net of income tax).......................                (2,913,038)               982,078
              Employee stock ownership plan obligation..........................                  (780,260)            (1,105,260)
                                                                                              ------------           ------------
                  Total shareholders' equity....................................                40,981,712             39,733,167
                                                                                              ------------           ------------
                    Total Liabilities and Shareholders' Equity..................              $531,726,957           $491,800,744
                                                                                              ============           ============

See accompanying notes to consolidated financial statements.


                                       1