Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13b)

COBANCORP INC. AND SUBSIDIARY, PREMIERBANK & TRUST
CONSOLIDATED INCOME STATEMENTS

                                                                                            Years Ended December 31
                                                                                1994               1993                1992
                                                                            ----------          ----------          ----------
Interest Income
  Loans (including fees)
    Taxable.......................................................          $27,108,064         $23,382,522         $22,610,054
    Tax-exempt ...................................................              160,825             175,218             231,354
  Investment securities
    Taxable.......................................................            4,405,702           8,099,418          10,163,273
    Tax-exempt....................................................            3,580,522           2,916,890           1,752,190
  Federal funds sold and other short-term funds...................              101,532             155,215             277,865
                                                                            -----------         -----------         -----------
      Total interest income.......................................           35,356,645          34,729,263          35,034,736
Interest Expense
  Deposits........................................................           10,891,503          11,970,871          13,863,313
  Short-term funds................................................              636,854             638,295             584,517
                                                                            -----------         -----------         -----------
      Total interest expense......................................           11,528,357          12,609,166          14,447,830
                                                                            -----------         -----------         -----------
        Net interest income.......................................           23,828,288          22,120,097          20,586,906
Provision for Loan and Real Estate Losses.........................              208,333             920,000           2,800,000
                                                                            -----------         -----------         -----------
        Net Interest Income After Provision for
         Loan and Real Estate Losses..............................           23,619,955          21,200,097          17,786,906
Other Income
  Service charges on deposit accounts.............................            1,820,807           1,586,405           1,572,571
  Trust fees......................................................            1,234,037           1,149,262           1,021,835
  Other ..........................................................              902,351           1,066,717             883,456
  Security gains .................................................              454,219             665,373             565,728
                                                                            -----------         -----------         -----------
      Total other income..........................................            4,411,414           4,467,757           4,043,590
Other Expenses
  Salaries, wages and benefits....................................            9,301,485           8,410,219           7,059,551
  Occupancy-net...................................................            1,406,883           1,196,260           1,088,505
  Furniture and equipment.........................................              615,305             546,415             495,217
  Taxes, other than income and payroll............................              584,121             541,965             486,482
  FDIC insurance..................................................              965,612             924,145             836,981
  Other...........................................................            8,216,267           7,668,251           6,355,964
                                                                            -----------         -----------         -----------
      Total other expenses........................................           21,089,673          19,287,255          16,322,700
                                                                            -----------         -----------         -----------
        Income Before Income Taxes................................            6,941,696           6,380,599           5,507,796
Income Tax Expense (Credit)
  Current.........................................................            1,511,000           1,080,000           1,514,000
  Deferred........................................................             (255,000)             20,000            (384,000)
                                                                            -----------         -----------         -----------
                                                                              1,256,000           1,100,000           1,130,000
                                                                            -----------         -----------         -----------
        Net Income................................................           $5,685,696          $5,280,599          $4,377,796
                                                                            ===========         ===========         ===========

        Net Income Per Share (amounts reflect
         four-for-three stock splits in 1994 and
         1993 and four percent stock dividend
         in 1992).................................................                $1.73               $1.61               $1.35
                                                                            ===========         ===========         ===========


See accompanying notes to consolidated financial statements.

                                       2