Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13c)

COBANCORP INC. AND SUBSIDIARY, PREMIERBANK & TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years Ended December 31
                                                                                   1994            1993            1992
                                                                                ----------      ----------     ----------
OPERATING ACTIVITIES
  Net income..............................................................      $5,685,696      $5,280,599     $4,377,796
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan and real estate losses...........................         208,333         920,000      2,800,000
      Provision for depreciation and amortization.........................       1,211,917       1,026,158        849,721
      Accretion of discounts on purchased loans...........................        (491,577)
      Amortization of premiums less accretion of
        discounts on investment securities................................         (12,508)        332,613        (35,558)
      Decrease (increase) in refundable taxes.............................         243,723        (243,723)
      Realized securities gains...........................................        (454,219)       (665,373)      (565,728)
      (Credit) provision for deferred income taxes........................        (255,000)         20,000       (384,000)
      (Increase) decrease in interest receivable..........................        (560,812)        437,562        176,673
      Increase (decrease) in interest payable.............................         210,877        (114,462)      (315,036)
      (Increase) in other assets..........................................        (347,184)       (567,817)      (366,704)
      Increase (decrease) in other liabilities............................          50,087          (2,123)       (82,734)
        Net Cash Provided By                                                    ----------      ----------     ----------
        Operating Activities..............................................       5,489,333       6,423,434      6,454,430

INVESTING AND LENDING ACTIVITIES
  Proceeds from sales of available-for-sale
    investment securities ................................................      38,295,166      54,757,889     16,418,877
  Maturities of investment securities.....................................      20,980,426      56,155,855     30,880,815
  Purchases of investment securities......................................     (61,583,860)    (89,259,979)   (75,104,862)
  Net decrease in credit card receivables.................................          45,390         397,988        437,287
  Net (increase) in longer-term loans.....................................     (40,855,489)    (44,250,140)   (25,231,062)
  Purchases of premises and equipment,
    net of retirements....................................................      (1,031,599)     (3,167,403)      (983,934)
        Net Cash Used By                                                        ----------      ----------     ----------
        Investing Activities..............................................     (44,149,966)    (25,365,790)   (53,582,879)

DEPOSIT AND FINANCING ACTIVITIES
  Net increase in demand deposits
    and savings accounts..................................................       7,587,826      39,008,588     53,453,789
  Net increase (decrease) in certificates of deposit......................      30,663,432     (13,532,659)    (6,221,990)
  Net increase (decrease) in short-term funds.............................       1,112,200      (2,459,637)     4,060,595
  Cash dividends..........................................................      (1,745,427)     (1,347,730)    (1,119,798)
  Dividend investment plan................................................         446,715         288,757        221,385
  Long-term incentive plan................................................         315,843          67,683
                                                                                ----------      ----------     ----------
        Net Cash Provided By
        Financing Activities..............................................      38,380,589      22,025,002     50,393,981
                                                                                ----------      ----------     ----------
        (Decrease) Increase In
        Cash and Cash Equivalents.........................................        (280,044)      3,082,646      3,265,532

Cash and cash equivalents at beginning of year............................      32,051,488      28,968,842     25,703,310
                                                                               -----------     -----------    -----------
        CASH AND CASH EQUIVALENTS AT END OF YEAR..........................     $31,771,444     $32,051,488    $28,968,842
                                                                               ===========     ===========    ===========


See accompanying notes to consolidated financial statements.


                                       3