Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13d)
COBANCORP INC. AND SUBSIDIARY, PREMIERBANK & TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1994, 1993 and 1992

                                                                      CAPITAL            CAPITAL             RETAINED
                                                                       STOCK             SURPLUS             EARNINGS
                                                                    ----------        -----------           -----------
Balance at January 1, 1992...................................       $3,578,279        $15,000,000           $13,509,378
  Net income.................................................                                                 4,377,796
  Cash dividends-$0.34* per share............................                                                (1,119,798)
  Reduction in employee stock ownership
   plan obligation...........................................
  Shares issued (17,687*) under dividend
   investment plan...........................................          221,385
  Four percent stock dividend................................          148,241          1,623,320            (1,771,561)
                                                                    ----------        -----------           -----------
Balance at December 31, 1992.................................        3,947,905         16,623,320            14,995,815
  Net income.................................................                                                 5,280,599
  Cash dividends-$0.41* per share............................                                                (1,347,730)
  Reduction in employee stock ownership
   plan obligation...........................................
  Shares issued (18,292*) under dividend
   investment plan...........................................          288,757
  Shares issued (5,546*) under
   long-term incentive plan..................................           67,683
  Adjustment to unrealized gains on
   available-for-sale securities, net of tax.................
                                                                    ----------        -----------           -----------
Balance at December 31, 1993.................................        4,304,345         16,623,320            18,928,684
  Net income.................................................                                                 5,685,696
  Cash dividends-$0.5275 per share...........................                                                (1,745,427)
  Reduction in employee stock ownership
   plan obligation...........................................
  Shares issued (16,893) under dividend
   investment plan...........................................          446,715
  Shares issued (25,189*) under
   long-term incentive plan..................................          431,677
  Adjustment to unrealized gains (losses) on
   available-for-sale securities, net of tax.................
                                                                    ----------        -----------           -----------
Balance at December 31, 1994.................................       $5,182,737        $16,623,320           $22,868,953
                                                                    ==========        ===========           ===========

                                                                            UNREALIZED
                                                                          GAINS (LOSSES)          EMPLOYEE
                                                                           ON AVAILABLE-        STOCK OWNER-
                                                                             FOR-SALE            SHIP PLAN
                                                                            SECURITIES           OBLIGATION             TOTAL
                                                                           -------------        ------------         -----------
Balance at January 1, 1992...................................                                   ($1,680,260)         $30,407,397
  Net income.................................................                                                          4,377,796
  Cash dividends-$0.34* per share............................                                                         (1,119,798)
  Reduction in employee stock ownership
   plan obligation...........................................                                       275,000              275,000
  Shares issued (17,687*) under dividend
   investment plan...........................................                                                            221,385
  Four percent stock dividend................................              -------------        -----------          -----------

Balance at December 31, 1992.................................                                    (1,405,260)          34,161,780
  Net income.................................................                                                          5,280,599
  Cash dividends-$0.41* per share............................                                                         (1,347,730)
  Reduction in employee stock ownership
   plan obligation...........................................                                       300,000              300,000
  Shares issued (18,292*) under dividend
   investment plan...........................................                                                            288,757
  Shares issued (5,546*) under
   long-term incentive plan..................................                                                             67,683
  Adjustment to unrealized gains on
   available-for-sale securities, net of tax.................                  $982,078                                  982,078
                                                                           ------------         -----------          -----------
Balance at December 31, 1993.................................                   982,078          (1,105,260)          39,733,167
  Net income.................................................                                                          5,685,696
  Cash dividends-$0.5275 per share...........................                                                         (1,745,427)
  Reduction in employee stock ownership
   plan obligation...........................................                                       325,000              325,000
  Shares issued (16,893) under dividend
   investment plan...........................................                                                            446,715
  Shares issued (25,189*) under
   long-term incentive plan..................................                                                            431,677
  Adjustment to unrealized gains (losses) on
   available-for-sale securities, net of tax.................                (3,895,116)                              (3,895,116)
                                                                           ------------         -----------          -----------
Balance at December 31, 1994.................................               ($2,913,038)          ($780,260)         $40,981,712
                                                                           ============         ===========          ===========

*Restated for four-for-three stock splits in 1994 and 1993 and four percent stock dividend in 1992.

See accompanying notes to consolidated financial statements.
                                       5