Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13e)

NOTES   CoBancorp Inc. and Subsidiary, PREMIERBank & Trust

Years Ended December 31, 1994, 1993 and 1992

NOTE A - ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of CoBancorp Inc. (the Corporation) and its wholly-owned subsidiary, PREMIERBank & Trust (the Bank). All material intercompany accounts and transactions have been eliminated.

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

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. There are no securities classified as trading.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Financial Instruments: Currently the Bank invests in on-balance sheet financial instruments as part of the overall asset and liability management process. The Bank does not buy and sell financial instruments for the purpose of earning a profit due to changes in the market price of the instruments. No off-balance sheet financial instruments, other than those disclosed in Note M, have been used in the past.

Loans: Interest on loans is credited to earnings based upon the principal amount outstanding.

Bank Premises and Equipment: Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on straight-line and declining-balance methods, based on the following ranges of lives:

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

Allowance for Loan Losses: The provision for loan losses charged to operating expense and the adequacy of the allowance for loan losses is based upon a continuing evaluation of the loan portfolio, prior years' loss experience, current economic conditions and other pertinent factors.

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

Fair Values of Financial Instruments: FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Short-term funds: The carrying amounts of the funds under repurchase agreements and other short-term funds approximate their fair values.

         Long-term borrowings: The carrying amounts of the Corporation's long-term borrowings (other than deposits) approximate their fair values.

Postretirement and Postemployment Benefits: In 1990, the FASB issued Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The provisions of FASB Statement No. 106 were effective in 1993. The financial statement impact of FASB Statement No. 106 was not significant. In 1992, the FASB issued Statement No. 112, "Employers' Accounting for Postemployment Benefits," which was effective in 1994. The financial statement impact of FASB Statement No. 112 was not significant.

Segment of Business: The Corporation operates in the single industry of banking. While the Corporation offers a wide range of services, they are all deemed to be a part of commercial banking.

Per Share Amounts: Earnings per share computations are based on the average number of shares of capital stock outstanding during the year. All per share amounts have been adjusted to reflect a four-for-three stock split in 1994 and 1993, and a four percent stock dividend in 1992.

Reclassifications: Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform to the 1994 presentation.

NOTE B - RESTRICTIONS ON CASH AND DUE FROM BANKS

PREMIERBank & Trust is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1994, was $2,475,000.

NOTE C - INVESTMENT SECURITIES

The following is a summary of available-for-sale and held-to-maturity securities:

December 31, 1994                                             Available-for-Sale Securities
                                        ----------------------------------------------------------------------------
                                                                Gross               Gross
                                                             Unrealized           Unrealized        Estimated Fair
                                            Cost                Gains               Losses              Value
                                        --------------      --------------      --------------      ----------------
U.S. Treasury and other U.S.
  Government agencies                    $28,505,524             $    781          $1,264,863          $27,241,442
Collateralized mortgage-backed
   securities                             45,252,684               21,399           3,254,648           42,019,435
States of the U.S. and political
   subdivisions                            1,000,000               83,638                                1,083,638
                                        --------------      --------------      --------------      ----------------
                                         $74,758,208             $105,818          $4,519,511          $70,344,515
                                        ==============      ==============      ==============      ================
                                                               Held-to-Maturity Securities
                                        ----------------------------------------------------------------------------
                                                                Gross               Gross
                                                             Unrealized           Unrealized        Estimated Fair
                                            Cost                Gains               Losses              Value
                                        --------------      --------------      --------------      ----------------
U.S. Treasury and other U.S.
   Government agencies                   $ 5,490,570                               $  177,320          $ 5,313,250
States of the U.S. and political
  subdivisions                            72,712,313             $416,336           2,917,857           70,210,792
Other                                      1,259,650                                                     1,259,650
                                        --------------      --------------      --------------      ----------------
                                         $79,462,533             $416,336          $3,095,177          $76,783,692
                                        ==============      ==============      ==============      ================
December 31, 1993                                               Available-for-Sale Securities
                                        ----------------------------------------------------------------------------
                                                                Gross               Gross
                                                             Unrealized           Unrealized        Estimated Fair
                                            Cost                Gains               Losses              Value
                                        --------------      --------------      --------------      ----------------
U.S. Treasury and other U.S.
  Government agencies                    $23,440,201           $  840,402            $ 17,800          $24,262,803
Collateralized mortgage-backed
  securities                              63,834,806            1,027,321             361,925           64,500,202
                                        --------------      --------------      --------------      ----------------
                                         $87,275,007           $1,867,723            $379,725          $88,763,005
                                        ==============      ==============      ==============      ================


                                                               Held-to-Maturity Securities
                                        ----------------------------------------------------------------------------
                                                                Gross               Gross
                                                             Unrealized           Unrealized        Estimated Fair
                                            Cost                Gains               Losses              Value
                                        --------------      --------------      --------------      ----------------
States of the U.S. and political
  subdivisions                           $63,731,890           $3,711,951            $160,199          $67,283,642
Other                                        438,850                                                       438,850
                                        --------------      --------------      --------------      ----------------
                                         $64,170,740           $3,711,951            $160,199          $67,722,492
                                        ==============      ==============      ==============      ================


Gross proceeds from sales of investment securities during 1994, 1993 and 1992 were $38,623,828, $57,452,409, and $16,731,943, respectively. For the same periods, gross gains of $615,066, $768,985 and $565,728, and gross losses of $160,847, $103,612 and $0 were realized, respectively. The net adjustment to unrealized gains (losses) on available-for-sale securities, net of tax, included as a separate component of shareholders' equity totaled ($3,895,116) in 1994 and $982,078 in 1993.

The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1994, by contractual maturity, are shown below. Mortgage-backed securities that may have prepayment provisions are assigned to a maturity category based on estimated average life. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

                                           Available-for-Sale Securities
                                         --------------------------------
                                                               Estimated
                                                                 Fair
                                            Cost                 Value
                                         -----------          -----------
Due in 1 year or less                    $ 2,475,398          $ 2,467,804
Due in 1 to 5 years                       30,826,902           29,570,764
Due in 5 to 10 years                      35,651,389           32,695,895
Due after 10 years                         5,804,519            5,610,052
                                         -----------          -----------
                                         $74,758,208          $70,344,515
                                         ===========          ===========
                                            Held-to-Maturity Securities
                                         --------------------------------
                                                               Estimated
                                                                 Fair
                                            Cost                 Value
                                         -----------          -----------
Due in 1 year or less                    $ 3,880,412          $ 3,906,465
Due in 1 to 5 years                       14,890,732           14,890,509
Due in 5 to 10 years                      37,717,345           36,077,233
Due after 10 years                        22,974,044           21,909,485
                                         -----------          -----------
                                         $79,462,533          $76,783,692
                                         ===========          ===========

At December 31, 1994 and 1993, investment securities with a carrying value of approximately $80,721,505 and $66,617,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE D - LOANS

The composition of the loan portfolio at December 31 was:

                                                      1994
                                         --------------------------------
                                                               Estimated
                                          Carrying                Fair
                                           Amount                 Value
                                         -----------          -----------
Real estate                             $152,695,507         $147,153,620
Installment                               38,363,874           37,311,565
Commercial and collateral                136,186,623          140,746,508
All other                                  2,886,957            2,886,957
                                        ------------         ------------
                                        $330,132,961         $328,098,650
                                        ============         ============
                                                      1993
                                         --------------------------------
                                                              Estimated
                                          Carrying              Fair
                                           Amount               Value
                                         -----------          -----------
Real estate                             $132,476,130         $135,756,729
Installment                               30,693,077           31,773,158
Commercial and collateral                122,547,605          125,998,658
All other                                  2,932,348            2,932,348
                                        ------------         ------------
                                        $288,649,160         $296,460,893
                                        ============         ============


Included in commercial and collateral loans for 1994 and 1993 are $2,946,474 and $4,079,542, respectively, of tax-exempt industrial revenue development bonds.


Transactions in the allowance for loan losses were:

                                            1994                1993                 1992
                                          ----------           ----------          ----------
Balance at January 1                      $5,226,401           $5,214,700          $4,098,578
Provision for loan losses                    208,333              820,000           2,800,000
Recoveries on loans charged off              614,195            1,337,624           1,166,339
                                          ----------           ----------          ----------
                                           6,048,929            7,372,324           8,064,917
Loans charged off                           (432,070)          (2,145,923)         (2,850,217)
                                          ----------           ----------          ----------
Balance at December 31                    $5,616,859           $5,226,401          $5,214,700
                                          ==========           ==========          ==========


At December 31, 1994, nonperforming loans were $408,735, and other real estate was $49,570. At December 31, 1993, the corresponding amounts were $1,450,180 and $639,829, respectively.

NOTE E - BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 were:

                                             1994                 1993
                                          ----------           ----------
Land and improvements                    $ 2,218,060          $ 2,205,564
Buildings                                  9,528,425            9,295,326
Equipment and leasehold
  improvements                            11,214,728           10,381,577
Construction in progress                                           59,263
                                         -----------          -----------
                                          22,961,213           21,941,730
Less accumulated depreciation
  and amortization
                                         (12,375,560)         (11,377,900)
                                         -----------          -----------
                                         $10,585,653          $10,563,830
                                         ===========          ===========


NOTE F - DEPOSITS

Time certificates of deposit with balances of $100,000 or more, principally public and corporate funds, were $36,896,549 and $13,774,942 at December 31, 1994 and 1993, respectively. Interest expense on these deposits amounted to $810,522, $602,849 and $970,122 for 1994, 1993 and 1992, respectively.

Total interest paid on deposits in 1994, 1993 and 1992 was $10,678,550, $12,083,166 and $14,177,396, respectively.

The carrying amounts and fair values of deposits consisted of the following at December 31. For deposits with no defined maturities, FASB Statement No. 107 defines fair value as the amount payable on demand.

                                                      1994
                                         --------------------------------
                                                               Estimated
                                          Carrying               Fair
                                           Amount                Value
                                         -----------          -----------
Demand - noninterest bearing            $ 69,649,373         $ 69,649,373
Demand - interest bearing                 55,965,771           55,965,771
Savings                                  177,471,243          177,471,243
Certificates of deposit                  131,629,889          125,017,271
IRAs                                      31,120,599           29,231,997
                                        ------------         ------------
                                        $465,836,875         $457,335,655
                                        ============         ============
                                                      1993
                                         --------------------------------
                                                               Estimated
                                          Carrying               Fair
                                           Amount                Value
                                         -----------          -----------
Demand - noninterest bearing            $ 59,208,379         $ 59,208,379
Demand - interest bearing                 58,858,055           58,858,055
Savings                                  177,432,128          177,432,128
Certificates of deposit                  101,581,620           97,075,975
IRAs                                      30,505,435           29,626,862
                                        ------------         ------------
                                        $427,585,617         $422,201,399
                                        ============         ============


NOTE G - CAPITAL STOCK

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

The Corporation adopted a dividend investment plan in 1987. The plan allowed shareholders to elect to use their dividends to purchase shares of capital stock at ninety-five percent of the fair market value of such stock as determined on the dividend declaration date. During 1993, 18,292 shares were issued under the Plan. In April of 1994, the Corporation terminated the 1987 dividend investment plan and replaced it with a new plan, which allows shareholders to elect to use all or part of their dividends to purchase shares of capital stock at the fair market value of such stock as determined on the dividend declaration date. Additionally, cash can be contributed directly to the plan for the purchase of shares of capital stock with an annual limit of $25,000. During 1994, a total of 16,893 shares were issued under the plans.

NOTE H - DIVIDEND RESTRICTION

The payment of dividends by member banks of the Federal Reserve System, without prior Federal regulatory approval, is limited to the current year's net profits as defined and the retained net profits for the two preceding years. At December 31, 1994, approximately $12,249,000 was available to the subsidiary bank for the payment of dividends without prior regulatory approval.

NOTE I - INCOME TAXES

Significant components of the Corporation's deferred tax assets and liabilities as of December 31, are as follows:

                                             1994                 1993
                                         ------------         ------------
Deferred Tax Assets
   FASB Statement No. 115                 $1,500,655
   Provision for Loan Losses               1,155,554           $  945,340
   Deferred Compensation                     563,453              563,938
   Nonaccrual Loan Interest                  248,387              318,818
   Other                                      80,216               35,379
                                         ------------         ------------
                                           3,548,265            1,863,475
Deferred Tax Liabilities:
   Tax over Book Depreciation                591,279              563,007
   FASB Statement No. 115                                         505,919
   Pension Costs                             191,014              276,469
   Insurance Costs                            65,562               73,633
   Other                                     113,672              119,276
                                         ------------         ------------
                                             961,527            1,538,304
                                         ------------         ------------
      Net deferred tax asset              $2,586,738           $  325,171
                                         ============         ============


The reasons for the difference between tax expense based on the statutory rate of 34 percent in 1994, 1993 and 1992 and the effective tax rates were:

                                            1994                1993                 1992
                                          ------------        ------------        ------------
Tax expense at statutory rates            $2,360,000           $2,169,000          $1,873,000
Reduction in taxes resulting from:
   Tax-exempt interest                    (1,272,000)          (1,051,000)           (675,000)
   Other                                     168,000              (18,000)            (68,000)
                                          ------------        ------------        ------------
                                          $1,256,000           $1,100,000          $1,130,000
                                          ============        ============        ============


The Corporation made income tax payments of approximately $975,000, $1,634,000 and $1,310,000 during 1994, 1993 and 1992, respectively.



NOTE J - PENSION PLAN

The Corporation has a trusteed, noncontributory retirement plan covering eligible employees. Pension benefits are based on employees' career average compensation. The Bank's funding policy is to contribute sufficient amounts to meet minimum funding requirements set forth by required laws plus such additional amounts as the Bank may determine appropriate.

A summary of the components of pension expense for 1994 and 1993 and pension credit for 1992 is as follows:

                                            1994                1993                 1992
                                         ------------       ------------         ------------
Service cost benefits earned
   during the period                        $229,680          $184,495            $149,213
Interest cost on projected benefit
   obligation                                192,763           174,274             202,103
Return on plan assets                       (226,203)         (227,774)           (308,321)
Net amortization and deferral
                                             (43,104)          (50,756)            (88,996)
                                         ------------       ------------         ------------
Net pension expense (credit)                $153,136          $ 80,239            $(46,001)
                                         ============       ============         ============


The funded status of the plan at December 31, 1994 and 1993 was as follows:
                                            1994                  1993
                                         ------------         ------------
Actuarial present value of
   accumulated benefit obligation
   Vested                                $ 2,283,084          $ 2,030,529
   Nonvested                                 151,003              137,100
                                         ------------         ------------
                                         $ 2,434,087          $ 2,167,629
                                         ============         ============
Actuarial present value of
   projected benefit obligation          $(3,151,832)         $(2,778,133)
Plan assets at fair value                  3,433,306            3,255,847
                                         ------------         ------------
Plan assets in excess of projected
   benefit obligation                        281,474              477,714
Unrecognized transition asset, net
   of amortization
                                            (744,269)            (837,303)
Unrecognized net loss                      1,024,600            1,074,530
                                         ------------         ------------
Net pension asset included in
  other assets                           $   561,805          $   714,941
                                         ============         ============

The long-term rate of return used to determine the expected return on plan assets included in net pension expense (credit) is 7 percent in 1994 and 1993 and 8 percent in 1992. The projected benefit obligation was determined using an assumed discount rate of 7 percent in 1994 and 1993 and 8 percent in 1992, and an annual compensation increase of 5 percent in 1994 and 1993 and 6 percent in 1992. At December 31, 1994 and 1993, plan assets consisted primarily of money market, equity and fixed income funds.

NOTE K - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation has a noncontributory employee stock ownership plan (ESOP) that covers substantially all employees. In 1986, the ESOP borrowed $2,680,260 (balance outstanding at December 31, 1994 was $780,260 of which $350,000 is due in 1995 and $430,260 is due in 1996) under a loan agreement expiring in 1996 with an unaffiliated bank to finance a purchase of shares of the Corporation's capital stock for the ESOP. The loan agreement provides for the payment of interest at a fluctuating rate. The rate of interest on the loan at December 31, 1994 was 7.79 percent. Interest incurred on this loan obligation was $61,104, $70,094 and $88,103 in 1994, 1993 and 1992, respectively. At December
31, 1994, 61,354 shares of the Corporation's common stock owned by the ESOP were pledged as security for the payment of principal and interest as provided in the loan agreement.

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

Contributions by the Corporation and its subsidiary to the ESOP are reviewed by the Board of Directors and are expensed in the year the contribution is approved. These contributions were $165,375, $267,600 and $292,750 in 1994, 1993 and 1992, respectively.

Dividends received for shares owned by the ESOP amounted to $146,453, $121,770 and $106,605 in 1994, 1993 and 1992, respectively, and were used to service the loan obligation.

NOTE L - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank makes loans and enters into other transactions with its directors, officers and entities having a specified relationship to such directors and officers. Transactions entered into between the Bank and such related parties have been and are in the ordinary course of business made on substantially the same terms and conditions as transactions with other parties. As of December 31, 1994 and 1993, the Bank had loans outstanding to related parties of approximately $7,538,657 and $3,888,803, respectively.

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Loan commitments are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral (e.g., securities, receivables, inventory or equipment) is obtained based on management's credit assessment of the customer.

The Bank's maximum potential obligation to extend credit for loan commitments
(unfunded loans and unused lines of credit) and standby letters of credit at December 31, 1994 and 1993 was:

                                             1994                 1993
                                         ------------         ------------
Real estate                              $21,385,000          $20,143,000
Commercial and collateral                 36,853,000           44,214,000
All other                                 18,070,000           13,613,000
                                         ------------         ------------
                                         $76,308,000          $77,970,000
                                         ============         ============

Most of the Bank's business activity is with customers located within the Bank's defined market area. As of December 31, 1994, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

NOTE N - SERVICE AGREEMENT

In 1991, the Corporation entered into an agreement to purchase information technology services from a data processing company. This agreement has a term of five years and may be renewed for successive terms of five years each. The agreement provides for payment of a monthly charge based on the number of application and transaction accounts maintained. During 1992 and 1993, these payments were partially offset by amounts received by the Corporation for the use of certain equipment and facilities by the data processor. Expense in connection with the service agreement was $1,276,647 for 1994, $859,884 for 1993 and $705,392 for 1992. The approximate minimum annual base charges in connection with this agreement are as follows:

1995                                      $  738,000
1996                                         624,000
                                          -----------
                                          $1,362,000
                                          ===========

NOTE O - LONG-TERM INCENTIVE PLAN

On January 21, 1992, the Board of Directors of the Corporation adopted a long-term incentive plan ("Plan") for officers and key employees of the Corporation. Under the terms of the Plan, eligible employees may be granted stock options, restricted stock or long-term performance awards based on certain conditions. There were 184,889 shares of stock reserved and available for distribution under the Plan. Stock options are exercisable at the fair market value of the stock at the time of the grant. On January 21, 1992, options which cover 120,408 shares of stock were granted by the Board of Directors at a fair market value of $12.20 per share. During 1994, 20,336 options were exercised at $12.20 and 4,160 were exercised at $16.27. In 1993, 4,160 shares were exercised at $16.27. No options were granted in 1993. On November 15, 1994, options which cover 46,017 shares of stock were granted by the Board of Directors at a fair market of $22.75 per share. All shares and per share amounts have been restated for four-for-three stock splits in 1994 and 1993 and a four percent stock dividend in 1992.

NOTE P - COBANCORP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS (Parent Company Only)

                                                  December 31
                                            1994                 1993
                                       --------------       --------------
Assets
   Cash                                  $   223,351          $   137,814
   Investment in bank subsidiary          41,412,688           40,700,513
   Other assets                              125,933                  100
                                       --------------       --------------
Total Assets                             $41,761,972          $40,838,427
                                       ==============       ==============
Liabilities and Shareholders'
   Equity
Liabilities
   Employee stock ownership plan
      obligation                         $   780,260          $ 1,105,260
                                       --------------       --------------
Total Liabilities                            780,260            1,105,260
Shareholders' Equity                      40,981,712           39,733,167
                                       --------------       --------------
Total Liabilities and
   Shareholders' Equity                  $41,761,972          $40,838,427
                                       ==============       ==============


STATEMENTS OF INCOME (Parent Company Only)

                                                        Years Ended December 31
                                            1994                 1993                 1992
                                         -------------       -------------       -------------
Income
   Dividends from bank subsidiary         $1,366,365           $1,250,749          $  993,242
   Other income                                1,000
                                         -------------       -------------       -------------
      Total income                         1,367,365            1,250,749             993,242
Expenses                                     288,960              171,793              55,867
                                         -------------       -------------       -------------
Income Before Equity in
   Undistributed Net Income of
   Bank Subsidiary                         1,078,405            1,078,956             937,375
Equity in Undistributed Net
   Income of Bank Subsidiary               4,607,291            4,201,643           3,440,421
                                         -------------       -------------       -------------
Net Income                                $5,685,696           $5,280,599          $4,377,796
                                         =============       =============       =============


STATEMENTS OF CASH FLOWS (Parent Company Only)

                                                        Years Ended December 31
                                            1994                 1993                 1992
                                         -------------       -------------       -------------
Operating Activities
   Net Income                             $1,078,405           $1,078,956         $  937,375
   (Increase) in other assets                 (9,999)                (100)
                                         -------------       -------------       -------------
       Net Cash Provided by
       Operating Activities                1,068,406            1,078,856            937,375
Financing Activities
   Cash Dividends                         (1,745,427)          (1,347,730)        (1,119,798)
   Dividend Investment Plan                  446,715              288,757            221,385
   Long-term Incentive Plan                  315,843               67,683
                                         -------------       -------------       -------------
       Net Cash Used by Financing
       Activities                           (982,869)            (991,290)          (898,413)
                                         -------------       -------------       -------------
       Increase in Cash and Cash
          Equivalents                         85,537               87,566             38,962
Cash and cash equivalents at
beginning of year                            137,814               50,248             11,286
                                         -------------       -------------       -------------
       Cash and Cash Equivalents at
       End of Year                        $  223,351           $  137,814         $   50,248
                                         =============       =============       =============

NOTE Q - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information is contained on page 21.