Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13f)


                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
CoBancorp Inc.

We have audited the consolidated financial statements of CoBancorp Inc.
and subsidiary listed in the accompanying index to financial statements (Item 14(a)). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoBancorp Inc. and subsidiary at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in 1993 the Corporation changed its method of accounting for income taxes.




Cleveland, Ohio
January 20, 1995                               ERNST & YOUNG LLP