Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13g)

MARKET AND DIVIDEND INFORMATION

All common shares of CoBancorp Inc. are voting shares and are traded on the Nasdaq National Market System. There are currently 3,310,011 shares outstanding, held among approximately 1,700 shareholders of record as of December 31, 1994. Beginning in August 1993, prices are the high and low closing prices as reported by Nasdaq. Prior to that time, prices are the high and low bid quotations taken from those published weekly by a newspaper of general circulation in Lorain County. All per-share amounts have been adjusted for four-for-three stock splits in February 1994 and July 1993.


                                Trading Ranges of Common Stock
                                        Bid Prices                                       Dividend Per Share
                         ----------------------------------------------        ---------------------------------------
                                  1994                    1993                         1994                1993
                         ----------------------   ---------------------        --------------------  -----------------
First Quarter              $23.38     $32.00       $14.48       $15.19                 $0.1275            $0.0900
Second Quarter              25.50      30.00        15.19        15.75                  0.1300             0.0956
Third Quarter               25.00      31.75        15.82        18.56                  0.1300             0.1050
Fourth Quarter              20.50      29.00        19.13        25.50                  0.1400             0.1200
                                                                               --------------------  -----------------
                                                                                       $0.5275            $0.4106
                                                                               ====================  =================
