Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13h)

Consolidated Financial Highlights


Dollars in thousands, except per share amounts                    1994        1993          1992         1991         1990
=============================================================================================================================
For the year ended December 31
   Per common share:
      Net income...........................................      $1.73        $1.61         $1.35        $1.01         $0.57
      Cash dividends ......................................       0.53         0.41          0.34         0.25          0.28
      Book value ..........................................      12.38        12.16         10.53         9.42          8.58

   Gross operating income .................................    $39,768      $39,197       $39,078      $39,264       $40,333
   Operating expenses .....................................     32,826       32,816        33,570       35,249        38,820
                                                              --------     --------      --------     --------      --------
   Income before income taxes .............................      6,942        6,381         5,508        4,015         1,513
   Federal income tax expense (credit) ....................      1,256        1,100         1,130          761          (320)
                                                              ========     ========      ========     ========      ========
   Net income .............................................     $5,686       $5,281        $4,378       $3,254        $1,833
                                                              ========     ========      ========     ========      ========
-----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data at December 31
   Total assets ...........................................   $531,727     $491,801      $463,124     $408,750      $406,013
   Total investment securities ............................    149,807      152,934       172,767      144,360       121,035
   Total loans ............................................    330,133      288,649       246,405      223,295       239,247
   Total deposits .........................................    465,837      427,586       402,110      354,878       332,936
   Shareholders' equity ...................................     40,982       39,733        34,162       30,407        27,575

-----------------------------------------------------------------------------------------------------------------------------
Key Ratios
   Return on average assets ...............................       1.15%        1.10%         1.01%        0.81%         0.46%
   Return on average equity ...............................      14.28%       14.60%        13.76%       11.30%         6.67%
   Total equity to assets .................................       7.71%        8.08%         7.38%        7.44%         6.79%
   Tier 1 risk-based capital ..............................      13.04%       13.34%        13.39%       12.78%        11.94%
   Total capital (risk-based) .............................      14.29%       14.60%        14.65%       14.04%        13.20%
   Non-performing loans to total assets ...................       0.08%        0.29%         0.55%        1.19%         1.69%
   Net charge-offs (recoveries) to total loans ............     (0.06)%        0.28%         0.68%        1.36%         0.52%
   Delinquencies to total loans ...........................       0.44%        0.95%         1.85%        3.99%         6.06%




All share and per share amounts have been adjusted for four-for-three stock splits in 1994 and 1993, a four percent stock dividend in 1992 and a three percent stock dividend in 1991.