Form 10-K, Exhibit 13
COBANCORP INC
filed 1995-03-31
CIK 745276

EXHIBIT (13i)

Quarterly Financial Information



The following is a summary of unaudited quarterly results of operations for the years 1994, 1993 and 1992:


                                               First              Second             Third             Fourth           Full Year
1994                                         ----------          ----------        ----------        ----------        -----------
Interest income                              $8,394,404          $8,620,442        $8,805,930        $9,535,869        $35,356,645
Interest expense                              2,742,931           2,784,411         2,869,878         3,131,137         11,528,357
Net interest income                           5,651,473           5,836,031         5,936,052         6,404,732         23,828,288
Provision for loan losses                       125,000              83,333                 0                 0            208,333
Security gains                                  291,131             117,394            44,969               725            454,219
Net overhead                                  4,350,613           4,350,743         4,116,790         4,314,332         17,132,478
Income before income taxes                    1,466,991           1,519,349         1,864,231         2,091,125          6,941,696
Net income                                    1,216,991           1,277,349         1,542,231         1,649,125          5,685,696
Net income per common share                        0.36                0.38              0.46              0.53               1.73
Dividends paid per common share                  0.1275              0.1300            0.1300            0.1400             0.5275


1993

Interest income                              $8,614,197          $8,706,940        $8,759,519        $8,648,607        $34,729,263
Interest expense                              3,185,375           3,193,055         3,300,071         2,930,665         12,609,166
Net interest income                           5,428,822           5,513,885         5,459,448         5,717,942         22,120,097
Provision for loan losses                       600,000             250,000            50,000            20,000            920,000
Security gains                                  140,716             340,756           100,673            83,228            665,373
Net overhead                                  3,752,133           3,788,369         3,962,098         3,982,271         15,484,871
Income before income taxes                    1,217,405           1,816,272         1,548,023         1,798,899          6,380,599
Net income                                    1,006,405           1,433,272         1,306,023         1,534,899          5,280,599
Net income per common share                        0.31                0.44              0.40              0.46               1.61
Dividends paid per common share                  0.0900              0.0956            0.1050            0.1200             0.4106


1992

Interest income                              $8,608,318          $8,812,088        $8,843,964        $8,770,366        $35,034,736
Interest expense                              3,744,579           3,717,012         3,614,780         3,371,459         14,447,830
Net interest income                           4,863,739           5,095,076         5,229,184         5,398,907         20,586,906
Provision for loan losses                       850,000             800,000           950,000           200,000          2,800,000
Security gains                                  387,410              19,372           158,946                 0            565,728
Net overhead                                  3,310,225           3,259,589         3,234,332         3,040,692         12,844,838
Income before income taxes                    1,090,924           1,054,859         1,203,798         2,158,215          5,507,796
Net income                                      835,924             870,859           950,798         1,720,215          4,377,796
Net income per common share                        0.26                0.27              0.29              0.53               1.35
Dividends paid per common share                  0.0811              0.0865            0.0865            0.0865             0.3406



All share and per share amounts have been adjusted for four-for-three stock splits in 1994 and 1993 and a four percent stock dividend in 1992.