Form 10-K, Exhibit 13
period 1995-12-31
COBANCORP INC
filed 1996-04-01
CIK 745276

Consolidated Financial Highlights

- -----------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS        1995          1994          1993         1992         1991         1990
- -----------------------------------------------------------------------------------------------------------------------------

For the year ended December 31
   Per common share:
     Net income                                  $    1.86     $    1.68     $    1.56    $    1.31    $    0.98    $    0.55
     Cash dividends                                   0.58          0.51          0.40         0.33         0.24         0.27
     Book value                                      14.70         12.02         11.80        10.22         9.14         8.33
   Gross operating income                        $  44,548     $  39,768     $  39,197    $  39,078    $  39,264    $  40,333
   Operating expenses                               37,034        32,826        32,816       33,570       35,249       38,820
                                                 ---------     ---------     ---------    ---------    ---------    ---------
   Income before income taxes                        7,514         6,942         6,381        5,508        4,015        1,513
   Federal income tax expense (credit)               1,112         1,256         1,100        1,130          761         (320)
- -----------------------------------------------------------------------------------------------------------------------------
   Net income                                    $   6,402     $   5,686     $   5,281    $   4,378    $   3,254    $   1,833
=============================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data at December 31

   Total Assets                                  $ 529,530     $ 531,727     $ 491,801    $ 463,124    $ 408,750    $ 406,013
   Total investment securities                     159,415       149,807       152,934      172,767      144,360      121,035
   Total loans                                     320,509       330,133       288,649      246,405      223,295      239,247
   Total deposits                                  452,135       465,837       427,586      402,110      354,878      332,936
   Shareholders' equity                             50,672        40,982        39,733       34,162       30,407       27,575
- -----------------------------------------------------------------------------------------------------------------------------

Key Ratios
   Return on average assets                           1.20%         1.15%         1.10%        1.01%        0.81%        0.46%
   Return on average equity                          13.98%        14.28%        14.60%       13.76%       11.30%        6.67%
   Total equity to assets                             9.57%         7.71%         8.08%        7.38%        7.44%        6.79%
   Tier 1 risk-based capital                         14.87%        13.04%        13.34%       13.39%       12.78%       11.94%
   Total capital (risk-based)                        16.12%        14.29%        14.60%       14.65%       14.04%       13.20%
   Nonperforming loans to total assets                0.18%         0.08%         0.29%        0.55%        1.19%        1.69%
   Net charge-offs to total loans                    (0.02)%       (0.06)%        0.28%        0.68%        1.36%        0.52%
   Delinquencies to total loans                       0.54%         0.44%         0.95%        1.85%        3.99%        6.06%

All share and per share amounts have been adjusted for a three percent stock dividend in 1995, four-for-three stock splits in 1994 and 1993, a four percent stock dividend in 1992 and a three percent stock dividend in 1991.

To Our Shareholders

Shareholders and Friends:

     Our appreciation and gratitude are extended to Staff, Directors, Shareholders, Customers and Friends for making 1995 another year of success and record earnings performance. Proactive and innovative vision designed to enhance and strengthen our Organization remained high priority and resulted in significant strides and accomplishments.

     You will note from the financial information outlined in this report that CoBancorp Inc.'s operating and performance measurements identify continuing positive trends and are some of the best in its class. Nineteen Hundred Ninety-Five was our most financially successful year and will be detailed in the accompanying review, analysis and graphs which summarize careful management of operating fundamentals, size of our Company and shareholder return.

     Our focus and commitment to strategic change over the past five years have transformed us into a much stronger, leaner and resilient financial institution. Cultural, operational and geographical challenges have been aggressively addressed over the past few years resulting in a well-positioned company possessing strong forward momentum.

     Despite much accomplishment, our corporate journey is just beginning and the framework of our next five-year plan is in place. The advances and achievements envisioned under this initiative are designed to logically and confidently build off the infrastructure of systems, procedures and controls that are now in place.

     Customer service and satisfaction coupled with staff professionalism, empowerment and fulfillment will create new paradigms that will serve as the blueprint from which we will operate to the year 2000.

     The year 1995 is now a component of our 100-year history, and it is appropriate to report that it was a year of positive significance that will dramatically impact our future. Plans were announced to construct a new regional headquarters and `showcase' branch in Powell, Ohio, one of the fastest growing communities in the Columbus/Delaware MSA. Closer to home, major construction commenced on our new administrative headquarters in the Elyria Midway Mall complex, one of the larger shopping/service areas in northern Ohio. A number of new locations were acquired and/or opened in the areas of Avon, Eaton Township, Kipton, Lorain, North Olmsted, Oberlin, Sheffield Lake, South Amherst and Wellington, making PREMIERBank & Trust the dominant financial institution in Lorain County, controlling the largest market share.

     Moving eastward, we unveiled our third Cuyahoga County Office which is situated within the BP America Building, Public Square, in the heart of downtown Cleveland. Our acquisitions and openings will permit the Bank to enhance its operating efficiencies while entering into some new markets. More important, expansion is part of a strategy of developing the Bank's presence in the Lorain-Elyria-Columbus MSA, specifically focusing on western Cuyahoga County and galvanizing our presence in Lorain County. Prior to some potential reconfiguration of our branch network, PREMIERBank & Trust will operate over 40 offices in eight Ohio counties.

     Looking ahead, we enter 1996 in a strong position. Loan quality remains at a very high level supported by excellent underwriting, controls and systems. For the second consecutive year the Bank did not experience a net loan loss, or, stated another way, recoveries on loans previously charged off exceeded loans charged off during the year. Our reserve for possible loan losses is sizable and should provide an insulating effect against any unforeseen losses that might develop in the future.

     The initiatives established in 1995 addressing operating efficiency should continue to positively impact earnings. These enhancements are logically balanced between higher revenues and reduced operating expense. To that end, the staffing models, expense controls and service-charge systems, should continue to strengthen the Bank's operating fundamentals while contributing to greater returns.

     Controls and systems to strategically and carefully manage the balance sheet to ensure safety and soundness were enhanced during the year. As reflected in 1995, the Bank will expand its asset base in a fashion that only assures targeted and acceptable returns on both assets and equity.

     This past year produced another record year for the Trust Department, both in assets managed and earnings. The addition of a new 401K program has enhanced retirement plans available to industry, business and small firms. Technological improvements and new professional staff have enabled the department to expand benefits and personalized service to our growing client base.

     As we continuously look for additional ways of providing financial services to our customers, we recently introduced alternative investment products provided through Compulife, Inc. and Compulife Investor Services, Inc. Under this arrangement, conservative investment products including tax-deferred annuities, tax-exempt investment trusts, mutual funds and discount brokerage services are available through `One Source Financial Centers' located in PREMIERBank & Trust's lobbies. Customers are provided a free, confidential, no-obligation evaluation to assist them in reviewing and clarifying their financial objectives.

     We would like to pay special tribute to Mrs. J. Sue Snyder, Senior Vice President, Human Resources Department, who recently passed away. She was a dedicated and loyal executive whose personal contributions over the past 38 years are a critical component of the Organization's successful legacy. Her friendship and leadership will be sorely missed, and the Bank and the community are richer for her having lived.

     In closing, we remain committed to building on traditions with innovativeness and positive results. The ideals and spirit that have served as the foundation of our Organization for the past century will guide us in becoming one of the finest regional community banks in Ohio. We believe these efforts will provide shareholder rewards that are consistent with acceptable levels of return on investment.

John S. Kreighbaum
Chairman, President and Chief Executive Officer

Timothy W. Esson
Executive Vice President

Robert T. Bowman
Chairman Emeritus

                            MANAGEMENT DISCUSSION

     The following discussion is presented to assist in understanding the current financial condition and results of CoBancorp Inc. and its subsidiary, PREMIERBank & Trust. This discussion should be read in conjunction with the audited consolidated financial statements and related disclosures presented in other sections of this annual report.

RESULTS OF OPERATIONS
OVERVIEW

     CoBancorp Inc.'s net income increased 12.60% in 1995 when compared to 1994, and 7.67% in 1994 when compared to 1993. The following table summarizes certain key performance measures:

                                1995        1994        1993
- ------------------------------------------------------------

Net income ($000)          $   6,402   $   5,686   $   5,281
Net income/share ($)            1.86        1.68        1.56
Return on average assets
  (ROA) (%)                     1.20        1.15        1.10
Return on average equity
  (ROE) (%)                    13.98       14.28       14.60
- ------------------------------------------------------------


NET INTEREST INCOME
     The Corporation's primary source of earnings is net interest income, which is the difference between revenue generated from earning assets such as loans and investment securities, and the interest cost of liabilities which fund those assets, such as interest-bearing deposits and short-term funds. For purposes of this discussion, net interest income is adjusted to a taxable equivalent basis to compare the yields on certain tax-exempt investments and loans with other sources of interest income. On a fully taxable equivalent basis, net interest income was $26,199,000 in 1995, compared to $25,756,000 in 1994 and $23,713,000 in 1993. The increase in net interest income in 1995 was attributable mainly to an increase in average earning assets and, to a lesser extent, an increase in the rate earned on those assets. These increases were partially offset by an increase in the rate paid on interest-bearing liabilities and an increase in the volume of those liabilities. Net interest margin, which is net interest income on a fully taxable equivalent basis divided by average earning assets, was 5.31% in 1995, 5.70% in 1994 and 5.39% in 1993. Net interest margin is affected by changes in both the level of interest rates and changes in the amounts and mix of interest-earning assets and interest-bearing liabilities. Average earning assets grew $41,361,000, or 9.15%, to $493,373,000 in 1995, compared to
$452,012,000 in 1994 and $439,961,000 in 1993. Expressed as a percentage of total average assets, earning assets were 92.7%, 91.4% and 91.7% in 1995, 1994 and 1993, respectively. The following table shows changes in interest income and expense due to variances in rates and volume:

                                        1995 VS. 1994
                                       DUE TO CHANGE IN
- -------------------------------------------------------------
($000)                           VOLUME       RATE        NET
- -------------------------------------------------------------
Increase (decrease) in tax-
  equivalent interest income:
  Loans                         $ 1,492    $ 1,116    $ 2,608
  Securities                      1,740        298      2,038
  Other                              17         47         64
- -------------------------------------------------------------
Total                             3,249      1,461      4,710
(Increase) decrease in
  interest expense:
  NOW                                56          4         60
  Savings & IMMA                    470         45        515
  Time                           (2,207)    (2,440)    (4,647)
  Short-term funds                  (43)      (152)      (195)
- -------------------------------------------------------------
Total                            (1,724)    (2,543)    (4,267)
- -------------------------------------------------------------
Increase (decrease) in tax-
  equivalent net interest
  income                        $ 1,525    $(1,082)   $   443
- -------------------------------------------------------------

                                        1994 VS. 1993
                                       DUE TO CHANGE IN
- --------------------------------------------------------------
($000)                            VOLUME       RATE        NET
- --------------------------------------------------------------
Increase (decrease) in tax-
   equivalent interest income:
   Loans                         $ 4,652    $  (946)   $ 3,706
   Securities                     (2,171)      (517)    (2,688)
   Other                             (84)        30        (54)
- --------------------------------------------------------------
Total                              2,397     (1,433)       964
(Increase) decrease in
  interest expense:
   NOW                                47        186        233
   Savings & IMMA                   (281)       807        526
   Time                              121        200        321
   Short-term funds                   64        (63)         1

Total                                (49)     1,130      1,081

Increase (decrease) in
  tax-equivalent net
  interest income                $ 2,348    $  (303)   $ 2,045
- --------------------------------------------------------------

     Changes in interest income and interest expense not arising solely from rate or volume variances are included in rate variances.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is an operating expense recorded to maintain the related allowance for loan losses balance sheet account, and is provided to cover losses that may be incurred in the normal course of lending. Actual losses on loans are charged against the allowance for loan losses, and the related loan is removed from the loan asset account on the balance sheet. The total provision for loan and real estate losses was $180,000 in 1995, $208,000 in 1994 and $920,000 in 1993. Further information is contained in the section of this discussion entitled "Credit Quality and Experience".

NONINTEREST INCOME

     The following table presents components of other operating income for the past three years:

($000)                          1995     1994     1993
- ------------------------------------------------------

Service charges on deposits   $1,995   $1,821   $1,586
Trust fees                     1,360    1,234    1,149
Other service charges
  and fees                     1,081      902    1,067
- ------------------------------------------------------
Subtotal                       4,436    3,957    3,802
Securities gains                 284      454      665

Total                         $4,720   $4,411   $4,467
- ------------------------------------------------------

     Total noninterest income, exclusive of securities gains, increased $478,000, or 12.1% in 1995 when compared to 1994. 1994 represented an increase of $155,000, or 4.1%. In early 1995, the Corporation completed a comprehensive internal and competitive review of service charges. As a result, service charges on deposit accounts increased $174,000 in 1995. The increase of $234,000 in 1994 was due primarily to growth in transaction and savings account deposits, coupled with pricing adjustments. Income from trust activities has increased each year. Total assets managed by the Trust Department aggregated $204,000,000, $181,300,000 and $220,000,000 at December 31, 1995, 1994 and 1993, respectively.
Gains and losses on the sale of investment securities also impact comparisons. Security transactions resulted in gains of $284,000, $454,000 and $665,000 in 1995, 1994 and 1993, respectively.

NONINTEREST EXPENSES
     The following table shows significant components of noninterest expenses during the past three years:

($000)                            1995      1994      1993
- ----------------------------------------------------------

Salaries, wages and benefits   $ 9,541   $ 9,301   $ 8,410
Occupancy-net                    1,501     1,407     1,196
Furniture and equipment            764       615       546
Taxes, other than income
  and payroll                      600       584       542
FDIC insurance                     560       966       924
Data processing                  1,521     1,523     1,239
Office supplies, printing
  and postage                    1,177     1,106     1,280
Other                            5,395     5,588     5,150

Total                          $21,059   $21,090   $19,287
- ----------------------------------------------------------

     The Corporation and the Bank have focused efforts on cost efficiency during the last three years. In early 1995, a comprehensive program was begun to review and challenge staffing levels in the organization, with the objective of ensuring optimal levels of customer service by staffing based on customers' banking patterns. Full-time equivalent staff was 313 at December 31, 1995, compared to 328 and 319 at the same dates in 1994 and 1993. Total salaries and wages were level in 1995 compared with 1994. However, the cost of employee benefits increased $229,000 in 1995, due primarily to pension and Employee Stock Ownership Plan costs. The increase in salaries, wages and benefits in 1994 when compared to 1993, was due primarily to wage and benefit cost increases and increases in the number of employees due to branch acquisitions. FDIC insurance expense decreased significantly in 1995, to $560,000 from $966,000 in 1994. In September 1995, the Federal Deposit Insurance Corporation (FDIC) reduced the annual premium from $0.23 per $100 of insured deposits to approximately $0.04 per $100 deposits insured in the Bank Insurance Fund (BIF). In December 1995, the FDIC lowered the rate for BIF insured deposits to zero. The Bank also has approximately $37 million of deposits acquired from Savings and Loan institutions which are insured by the FDIC in the Savings Association Insurance Fund (SAIF). These deposits continue to be assessed at $0.23 per $100 per year. Additionally, Congress is considering a special one-time assessment on SAIF deposits.

INCOME TAXES

     The Corporation employs various strategies in investments and loans to maximize after-tax profits. This ongoing process considers the levels of tax-exempt securities and loans, investment securities gains or losses and allowable loan loss deductions. The Corporation's effective income tax rate (income tax expense divided by income before income taxes) was 14.8% in 1995, compared to 18.1% in 1994 and 17.2% in 1993. The effective tax rate is lower than the statutory rate primarily due to the effect of income on tax-exempt securities and loans. The income tax provision was $1,112,000 in 1995, compared with $1,256,000 in 1994 and $1,100,000 in 1993. For the year ended December 31, 1995, no valuation allowance is required on any of the deferred tax assets recorded due primarily to the earnings history of the Corporation and the significant amount of federal income taxes paid in prior years.

CREDIT QUALITY AND EXPERIENCE

NONPERFORMING LOANS

     Inherent in the business of providing financial services is the risk involved in extending credit. Management believes the objective of a sound credit policy is to extend quality loans to customers while reducing risk affecting shareholders' and depositors' investments. Risk reduction is achieved through diversity of the loan portfolio as to type, borrower and industry concentrations, as well as sound credit policy guidelines and procedures. Nonperforming loans include loans accounted for on a nonaccrual basis as well as accruing loans that are contractually past due 90 days or more as to principal or interest. The following table presents information about nonperforming assets:

($000)                        1995    1994      1993
- ----------------------------------------------------
Nonaccrual loans              $859    $358    $1,315
Other real estate owned         49     640
Loans past due 90 days or
  more and still accruing      106      51       135

Total nonperforming assets    $965    $458    $2,090

Nonperforming assets as a
  percentage of total loans   0.30%   0.14%     0.72%

     Asset quality remains a major focus of the organization, and nonperforming loans are substantially lower than the industry average.

ALLOWANCE FOR LOAN LOSSES AND
LOAN CHARGE-OFFS AND RECOVERIES

     The allowance for loan losses is the reserve maintained to cover possible losses that may be incurred in the normal course of lending. The allowance for loan losses is increased by the provision for loan losses which is charged against income and by recoveries of loans previously charged off. The allowance is decreased by the charge off of loans that are determined by management to be uncollectible. In determining the adequacy of the allowance for loan losses, management on a regular basis evaluates and gives consideration to a variety of factors. These include estimated future losses on significant loans including identified problem credits, historical loss experience based on volume and types of loans, trends in portfolio volume, maturity and composition. Also, off-balance sheet credit risk (i.e. unadvanced lines of credit), volume and trends in delinquencies and nonaccruing loans, economic conditions in the Bank's market areas, and any other relevant factors are evaluated. Potential problem loans are those loans which are on the Bank's "watch list." These loans exhibit characteristics which could cause the loan to become nonperforming or require restructuring in the future. Periodically, and at a minimum monthly, this watch list is reviewed and adjusted for changing conditions.

     As discussed in Note D, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114 and 118 effective January 1, 1995. As of December 31, 1995, there were no loans outstanding which met the Standards' definition of an impaired loan.

FINANCIAL CONDITION

     The following discussion addresses key elements of financial condition including earning assets, sources of funds supporting those assets, capital adequacy and asset and liability management.


EARNING ASSETS

LOANS

     Loans comprise the majority of the Corporation's earning assets, representing 66.5% of average earning assets in 1995 and 69.2% in 1994. At year-end 1995, total loans were $320,509,000, which was a decrease of $9,624,000, or 2.9%, from $330,133,000 at year-end 1994. The following table illustrates the mix within the loan portfolio:

                                1995      1994      1993
- --------------------------------------------------------

Real estate mortgages           43.3%     46.2%     45.9%
Commercial and collateral       43.0%     41.3%     42.5%
Installment                     12.8%     11.6%     10.6%
Credit card and other            0.9%      0.9%      1.0%

Total                          100.0%    100.0%    100.0%
- --------------------------------------------------------

     The largest category in the loan portfolio is residential real estate mortgage loans, which were 43.3% of total loans at December 31, 1995, compared to 46.2% of total loans at the same date in 1994. These loans are primarily residential first mortgages which can qualify for sale in the secondary market. At December 31, 1995 and 1994, there were approximately $17,942,000 and $17,633,000, respectively, in home equity loans. During 1995, approximately $14,000,000 of residential real estate mortgage loans were sold in the secondary market. These sales provided a source of fee income and additional funds for new lending.

     The mix within the commercial loan portfolio is diverse and represents loans to a broad range of businesses located primarily within the Bank's defined market areas. There are no significant industry concentrations.

     The installment loan portfolio is made up primarily of loans to individuals for the purchase of vehicles and other consumer assets, as well as other personal purposes.

     Fixed rate loans maturing within one year and loans with adjustable rates that reprice annual or more frequently (exclusive of scheduled repayments), totaled $129,418,000, or 40.4% of the loan portfolio, at December 31, 1995. This compares with $121,742,000, or 36.9%, at December 31, 1994.

INVESTMENT SECURITIES

     The investment portfolio represented 32.9% of average earning assets during 1995, compared to 30.3% in 1994 and 39.7% in 1993. These investments provide a stable yet diversified income stream and serve a useful role in liquidity and interest-rate sensitivity management. In addition, they serve as a source of collateral for low-cost funding. Management bases its decisions on purchases of investment securities based upon an assessment of current economic and financial trends. The tax-equivalent yield on the investment portfolio was 7.32% in 1995, 7.18% in 1994 and 7.17% in 1993.

     The investment portfolio is comprised of U.S. Treasury and other U.S. Government agency-backed securities, collateralized mortgage-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The quality rating of obligations of states and political subdivisions will be A, AA, or AAA, with the majority rated AA or AAA by a nationally recognized service. As a matter of policy, in support of our service areas, we may purchase certain unrated bank-qualified bonds of local schools, townships and municipalities, provided they are a sound credit risk.

     As discussed in Note C, in accordance with the Financial Accounting Standards Board's (FASB) special report, the Corporation reclassified $48,706,000 of securities from the held-to-maturity to the available-for-sale category. This reclassification will permit added flexibility in the management of interest rate sensitivity, investment returns, asset allocation and liquidity. Securities which are in the held-to-maturity category are purchased with the intent and ability to hold them to maturity and are carried at amortized cost.

FEDERAL FUNDS SOLD

     Short-term federal funds sold are used to manage interest rate sensitivity and to meet liquidity needs. During 1995, 1994 and 1993, these funds represented approximately 0.4%, 0.5% and 1.2%, respectively, of average earning assets.

SOURCES OF FUNDS

DEPOSITS

     The Corporation's major source of funds is core deposits of retail and business customers. Core deposits include non-interest and interest-bearing demand deposits, savings and other time deposits, exclusive of Certificates of Deposit over $100,000. The following table illustrates the distribution of average deposits for the past three years:

                                1995      1994      1993
- --------------------------------------------------------

Noninterest demand              13.8%     14.0%     12.5%
Interest demand (NOW)           11.0%     12.6%     13.4%
Savings and insured money
  market accounts               33.3%     40.7%     39.8%
Other time deposits and
  certificates of deposit
  under $100,000                29.7%     28.2%     30.2%
- --------------------------------------------------------
Total core deposits             87.8%     95.5%     95.9%
Certificates of deposit
  over $100,000                 12.2%      4.5%      4.1%

Total                          100.0%    100.0%    100.0%
- --------------------------------------------------------

     At year-end 1995, certificates of deposit over $100,000 represented 9.5% of total deposits.

SHORT-TERM FUNDS

     Other interest-bearing liabilities include securities sold under agreements to repurchase, sweep accounts, federal funds purchased and notes payable treasury tax and loan. During 1995, these funds represented 4.7% of average earning assets, compared to 4.5% in 1994 and 5.0% in 1993. The following table contains information on these funds:

($000)                          1995       1994       1993
- ----------------------------------------------------------

Balance at December 31       $22,454    $21,357    $20,245
Maximum outstanding
 at any month-end             30,013     33,049     32,322
Average amount outstanding    23,144     22,350     24,721
Weighted average
  interest rate                 3.59%      2.85%      2.58%
- ----------------------------------------------------------

SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

     Shareholders' equity is a stable, noninterest-bearing source of funds and provides stability and support for asset growth.

     Cash dividends are evaluated by management on an ongoing basis. During the past five years, the dividend payout ratio has ranged from 25.4% in 1991 to 31.3% in 1995. Dividends per share were $0.577 per share in 1995, $0.512 in 1994 and $0.399 in 1993.

     Capital adequacy refers to the level of capital required to sustain growth over time to absorb unanticipated losses. The following table contains additional information related to capital:

($000)                          1995         1994         1993
- --------------------------------------------------------------

Total equity               $  50,672    $  40,982    $  39,733
Book value per share       $   14.70    $   12.02    $   11.80
Tier 1 capital                47,740       41,581       38,746
Total risk-based capital      51,777       45,588       42,396
Risk-adjusted assets         321,121      318,982      290,405
Tier 1 capital ratio           14.87%       13.04%       13.34%
Total capital ratio            16.12%       14.29%       14.60%
Tier 1 leverage ratio           9.05%        8.09%        7.90%
- --------------------------------------------------------------


Total equity is computed in accordance with generally accepted accounting principles and, as such, includes the net adjustment for unrealized gains or losses on securities available-for-sale. This adjustment was $1,315,000 in 1995, $(2,913,000) in 1994 and $982,000 in 1993. Regulatory capital and risk-adjusted assets are computed according to federal reserve board guidelines, and exclude the market value adjustment related to available-for-sale investment securities.

     The Corporation's and the Bank's capital ratios substantially exceed the Federal Reserve Board's capital guidelines for a well-capitalized institution, which are Tier 1 capital ratio of at least 6.00%, 10.00% for total capital and 5.00% for the leverage ratio.

     It is management's intent to maintain a level of capitalization that allows the flexibility to take advantage of opportunities that may arise in the future.

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     The Bank's Asset/Liability Committee manages the overall rate sensitivity and mix of balance sheet assets to anticipate and minimize negative effects due to interest rate fluctuations, to maintain a consistent net interest margin and to maintain consistent growth in net interest income. Interest rate risk is monitored through gap analysis to properly position the Corporation in various interest rate scenarios.

     Liquidity management ensures that funds are available to meet the cash flow needs of borrowers, depositors and the Corporation. Funds for short-term liquidity are provided through maturing securities, the Bank's extensive core deposit base, repayments received on loans and the acquisition of new deposits. The Bank also has access to short-term borrowings, if needed, through arrangements with several of its correspondent banks. Additionally, long-term funding needs can be met, if required, through the issuance of common stock. The Corporation's liquidity is considered by management to be adequate to meet current and projected levels of need.

CONSOLIDATED BALANCE SHEETS

- -------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31
                                                                        1995             1994
- -------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                            $  26,611,296    $  29,271,444
Investment securities available-for-sale                             129,466,384       71,604,165
Investment securities held-to-maturity                                29,948,383       78,202,883
Federal funds sold                                                     2,900,000        2,500,000
Loans                                                                320,508,725      330,132,961
Less allowance for loan losses                                         5,849,689        5,616,859
   Net loans                                                         314,659,036      324,516,102
Bank premises and equipment, net                                      11,640,337       10,585,653
Accrued income and prepaid expenses                                    4,228,757        3,980,626
Other assets                                                          10,076,157       11,066,084
       Total Assets                                                $ 529,530,350    $ 531,726,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
     Demand-noninterest bearing                                    $  70,008,577    $  69,649,373
     Demand-interest bearing                                          53,962,361       55,965,771
     Savings and other time                                          328,163,756      340,221,731
       Total deposits                                                452,134,694      465,836,875
   Short-term funds                                                   22,453,980       21,357,228
   Other liabilities                                                   3,839,195        2,770,882
   Employee stock ownership plan obligation                              430,260          780,260
       Total liabilities                                             478,858,129      490,745,245
Shareholders' equity
   Capital stock, no par value, 5,000,000 shares authorized
     3,447,160 shares issued and outstanding (3,409,311 in 1994)       5,896,098        5,182,737
   Capital surplus                                                    18,553,553       16,623,320
   Retained earnings                                                  25,337,492       22,868,953
   Unrealized gain (loss) on available-for-sale investment
     securities (net of income tax)                                    1,315,338       (2,913,038)
   Employee stock ownership plan obligation                             (430,260)        (780,260)

       TOTAL SHAREHOLDERS' EQUITY                                     50,672,221       40,981,712
       Total Liabilities and Shareholders' Equity                  $ 529,530,350    $ 531,726,957

See accompanying notes to consolidated financial statements

CONSOLIDATED INCOME STATEMENTS

- ------------------------------------------------------------------------------------------------------------
                                                                           YEARS ENDED DECEMBER 31
                                                                      1995            1994           1993
- ------------------------------------------------------------------------------------------------------------

Interest Income
   Loans (including fees)
     Taxable                                                     $ 29,669,860    $ 27,108,064    $23,382,522
     Tax-exempt                                                       190,612         160,825        175,218
   Investment securities
     Taxable                                                        5,789,178       4,405,702      8,099,418
     Tax-exempt                                                     4,012,945       3,580,522      2,916,890
   Federal funds sold and other short-term funds                      166,290         101,532        155,215
       Total interest income                                       39,828,885      35,356,645     34,729,263
Interest Expense
   Deposits                                                        14,963,571      10,891,503     11,970,871
   Short-term funds                                                   831,670         636,854        638,295
       Total interest expense                                      15,795,241      11,528,357     12,609,166
         Net interest income                                       24,033,644      23,828,288     22,120,097
Provision for Loan and Real Estate Losses                             180,000         208,333        920,000
         Net interest income after provision for
           loan and real estate losses                             23,853,644      23,619,955     21,200,097
Other Income
   Service charges on deposit accounts                              1,994,693       1,820,807      1,586,405
   Trust fees                                                       1,360,000       1,234,037      1,149,262
   Other                                                            1,080,559         902,351      1,066,717
   Security gains                                                     284,274         454,219        665,373
       Total other income                                           4,719,526       4,411,414      4,467,757
Other Expenses
   Salaries, wages and benefits                                     9,541,034       9,301,485      8,410,219
   Occupancy-net                                                    1,501,004       1,406,883      1,196,260
   Furniture and equipment                                            764,318         615,305        546,415
   Taxes, other than income and payroll                               599,523         584,121        541,965
   FDIC insurance                                                     559,675         965,612        924,145
   Other                                                            8,093,662       8,216,267      7,668,251

         TOTAL OTHER EXPENSES                                      21,059,216      21,089,673     19,287,255
         Income before income taxes                                 7,513,954       6,941,696      6,380,599
Income Tax Expense (Benefit)
   Current                                                          1,298,000       1,511,000      1,080,000
   Deferred                                                          (186,000)       (255,000)        20,000
       Total income tax expense                                     1,112,000       1,256,000      1,100,000
         Net Income                                              $  6,401,954    $  5,685,696    $ 5,280,599
         Net Income Per Share (amounts reflect a three percent
           stock dividend in 1995 and four-for-three stock
            splits in 1994 and 1993)                             $       1.86    $       1.68    $      1.56

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

- -------------------------------------------------------------------------------------------------------------------
                                                                                  YEARS ENDED DECEMBER 31
                                                                            1995            1994            1993
- -------------------------------------------------------------------------------------------------------------------

Operating Activities
   Net income                                                          $  6,401,954    $  5,685,696    $  5,280,599
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Provision for loan and real estate losses                            180,000         208,333         920,000
       Provision for depreciation and amortization                        1,433,910       1,211,917       1,026,158
       Accretion of discounts on purchased loans                           (103,702)       (491,577)
       Amortization of premiums, less accretion of discounts on
         investment securities                                             (347,707)        (12,508)        332,613
       (Increase) decrease in refundable taxes                             (212,340)        243,723        (243,723)
       Realized securities gains on available-for-sale securities          (284,274)       (454,219)       (665,373)
       (Credit) provision for deferred income taxes                        (186,000)       (255,000)         20,000
       (Increase) decrease in interest receivable                          (340,943)       (560,812)        437,562
       Increase (decrease) in interest payable                               95,686         210,877        (114,462)
       (Increase) in other assets                                          (212,947)       (347,184)       (567,817)
         Increase (decrease) in other Liabilities                           290,567          50,087          (2,123)
         Net Cash Provided By Operating Activities                        6,714,204       5,489,333       6,423,434

Investing and Lending Activities
   Proceeds from sales of available-for-sale investment securities       32,727,163      38,295,166      54,757,889
   Maturities of available-for-sale investment securities                 8,481,652      17,255,095      56,155,855
   Maturities of held-to-maturity investment securities                   7,387,123       3,725,331
   Purchases of available-for-sale investment securities                (40,793,428)    (42,374,244)    (89,259,979)
   Purchases of held-to-maturity investment securities                  (10,371,621)    (19,209,616)
   Net (increase) decrease in credit card receivables                      (101,434)         45,390         397,988
   Net decrease (increase) in longer-term loans                           9,882,205     (40,855,489)    (44,250,140)
   Purchases of premises and equipment, net of retirements               (2,217,265)     (1,031,599)     (3,167,403)
         Net Cash Provided (Used) By Investing Activities                 4,994,395     (44,149,966)    (25,365,790)

Deposit and Financing Activities

   Net (Decrease) Increase in Demand Deposits and Savings Accounts    (35,513,764)      7,587,826      39,008,588
   Net increase (decrease) in certificates of deposit                    21,811,582      30,663,432     (13,532,659)
   Net increase (decrease) in short-term funds                            1,096,752       1,112,200      (2,459,637)
   Cash dividends                                                        (2,003,182)     (1,745,427)     (1,347,730)
   Dividend reinvestment plan                                               380,423         446,715         288,757
   Long-term incentive plan                                                 259,442         315,843          67,683
         Net Cash (Used) Provided By Financing Activities               (13,968,747)     38,380,589      22,025,002
         (Decrease) Increase In Cash and Cash Equivalents                (2,260,148)       (280,044)      3,082,646
Cash and Cash Equivalents at Beginning of Year                           31,771,444      32,051,488      28,968,842
         Cash and Cash Equivalents at End of Year                      $ 29,511,296    $ 31,771,444    $ 32,051,488

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

- ----------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, 1995,                                                        UNREALIZED
1994 AND 1993                                                                      GAINS (LOSSES)   EMPLOYEE
                                                                                    ON AVAILABLE-  STOCK OWNER-
                                             CAPITAL      CAPITAL       RETAINED      FOR-SALE      SHIP PLAN
                                             STOCK        SURPLUS       EARNINGS     SECURITIES     OBLIGATION       TOTAL
- ----------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1993               $ 3,947,905   $16,623,320   $14,995,815                 $(1,405,260)   $ 34,161,780
   Net income                                                          5,280,599                                   5,280,599
   Cash dividends-$0.399* per share                                                 (1,347,730)                   (1,347,730)
   Reduction in employee stock
     ownership plan obligation                                                                       300,000         300,000
   Shares issued (18,841*) under
     dividend reinvestment plan              288,757                                                                 288,757
   Shares issued (5,713*) under
     long-term incentive plan                 67,683                                                                  67,683
   Adjustment to unrealized gains
     on available-for-sale securities,
     net of tax                                                                    $   982,078                       982,078
- ----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993               4,304,345    16,623,320    18,928,684       982,078    (1,105,260)     39,733,167
   Net income                                                          5,685,696                                   5,685,696
     Cash Dividends-$0.512* Per Share                                               (1,745,427)                   (1,745,427)
   Reduction in employee stock
     ownership plan obligation                                                                       325,000         325,000
   Shares issued (17,400*) under
     dividend reinvestment plan              446,715                                                                 446,715
   Shares issued (25,945*) under
     long-term incentive plan                431,677                                                                 431,677
   Adjustment to unrealized gains
     (losses) on available-for-sale
     securities, net of tax                                                         (3,895,116)                   (3,895,116)
- ----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994               5,182,737    16,623,320    22,868,953    (2,913,038)     (780,260)     40,981,712
   Net income                                                          6,401,954                                   6,401,954
   Cash dividends - $0.577 per share                                                (2,003,182)                   (2,003,182)
   Reduction in employee stock
     ownership plan obligation                                                                       350,000         350,000
   Shares issued (17,278) under
     dividend reinvestment plan              380,423                                                                 380,423
   Shares issued (21,184) under
     long-term incentive plan                332,938                                                                 332,938
   Three percent stock dividend                          1,930,233    (1,930,233)
     Adjustment to unrealized gains
     (losses) on available-for-sale
     securities, net of tax                                                          4,228,376                     4,228,376
- ----------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995             $ 5,896,098   $18,553,553   $25,337,492   $ 1,315,338   $  (430,260)   $ 50,672,221

*Restated for a three percent stock dividend in 1995 and four-for-three stock splits in 1994 and 1993.

See accompanying notes to consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE A -- ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of CoBancorp Inc. (the Corporation) and its wholly-owned subsidiary, PREMIERBank & Trust (the Bank). All material intercompany accounts and transactions have been eliminated.

SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE: Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. There are no securities classified as trading.

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

FINANCIAL INSTRUMENTS: The Bank invests in on-balance sheet financial instruments as part of the overall asset and liability management process. The Bank does not buy and sell financial instruments for the purpose of earning a profit due to changes in the market price of the instruments. No off-balance sheet financial instruments, other than those disclosed in Note M, have been used by the Bank.

LOANS: Interest on loans is credited to earnings based upon the principal amount outstanding. Interest on nonaccrual loans is recognized on a cash basis.

DEPRECIATION AND AMORTIZATION: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and declining-balance methods, based on the following ranges of lives:

                                                 YEARS
- ------------------------------------------------------

Buildings                                       10-40
Equipment and leasehold improvements             3-20

     Intangible assets are amortized using the straight-line method over the assets' estimated life, generally ten years.

     The asset account is relieved of the cost of the item and the allowance for depreciation is relieved of accumulated depreciation when property is retired or otherwise disposed. Any resulting gain or loss is reflected in operations concurrently. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

ALLOWANCE FOR LOAN LOSSES: The provision for loan losses charged to operating expense and the adequacy of the allowance for loan losses is based upon a continuing evaluation of the loan portfolio, prior years' loss experience, current economic conditions and other pertinent factors.

INCOME TAXES: Certain items of income and expense are recognized in taxable years other than those in which such amounts are recognized in the financial statements. Provisions are made in the financial statements for any deferred taxes that arise in recognition of these temporary differences in accordance with FASB Statement No. 109, "Accounting for Income Taxes." The cumulative effect of adoption of FASB Statement No. 109 was not material to the Corporation's results of operations for the year ended December 31, 1993.

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

     POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS: The Corporation does not provide postretirement or postemployment benefits except as provided by the defined benefit plan discussed in Note J.

     SEGMENT OF BUSINESS: The Corporation operates in the single industry of banking. While the Corporation offers a wide range of services, they are all deemed to be a part of commercial banking. PREMIERBank & Trust operates 38 branch offices in 8 counties in Northeast and North Central Ohio, as well as a loan origination office in Worthington, Ohio.

     PER SHARE AMOUNTS: Earnings per share computations are based on the average number of shares of capital stock outstanding during the year. All per share amounts have been adjusted to reflect a three percent stock dividend in 1995, four-for-three stock splits in 1994 and 1993, and a four percent stock dividend in 1992.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     RECLASSIFICATIONS: Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation.

NOTE B -- RESTRICTIONS ON CASH AND DUE FROM BANKS

     PREMIERBank & Trust is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995, was $2,247,000.

NOTE C -- INVESTMENT SECURITIES

     The following is a summary of available-for-sale and held-to-maturity securities:

DECEMBER 31, 1995                                                AVAILABLE-FOR-SALE SECURITIES

                                                                      Gross         Gross
                                                                   Unrealized     Unrealized    Estimated
                                                       Cost           Gains         Losses      Fair Value
- ----------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government agencies   $ 31,365,822   $  316,722   $     31,636   $ 31,650,908
Collateralized mortgage-backed securities            45,563,545      488,410        476,290     45,575,665
States of the U.S. and political subdivisions        48,230,831    1,815,854        120,124     49,926,561
Other                                                 2,313,250                                  2,313,250
                                                   $127,473,448   $2,620,986   $    628,050   $129,466,384

                                                                 HELD-TO-MATURITY SECURITIES

                                                                     GROSS         GROSS
                                                                  UNREALIZED     UNREALIZED    ESTIMATED
                                                       COST          GAINS         LOSSES      FAIR VALUE
- ----------------------------------------------------------------------------------------------------------
States of the U.S. and political subdivisions      $ 29,948,383   $  874,470   $     86,004   $ 30,736,849

DECEMBER 31, 1994                                                        AVAILABLE-FOR-SALE SECURITIES

                                                                     GROSS         GROSS
                                                                  UNREALIZED     UNREALIZED    ESTIMATED
                                                       COST          GAINS         LOSSES      FAIR VALUE
- ----------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government agencies   $ 28,505,524   $      781   $  1,264,863   $ 27,241,442
Collateralized mortgage-backed securities            45,252,684       21,399      3,254,648     42,019,435
States of the U.S. and political subdivisions         1,000,000       83,638                     1,083,638
     Other                                            1,259,650    1,259,650
                                                   $ 76,017,858   $  105,818   $  4,519,511   $ 71,604,165


                                                                          HELD-TO-MATURITY SECURITIES

                                                                     GROSS         GROSS
                                                                  UNREALIZED     UNREALIZED    ESTIMATED
                                                       COST          GAINS         LOSSES      FAIR VALUE
- ----------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government agencies   $  5,490,570                  $  177,320   $  5,313,250
States of the U.S. and political subdivisions        72,712,313   $  416,336      2,917,857     70,210,792
                                                   $ 78,202,883   $  416,336   $  3,095,177   $ 75,524,042

     Gross proceeds from sales of investment securities during 1995, 1994 and 1993 were $32,727,163, $38,295,166 and $54,757,889, respectively. For the same periods, gross gains of $345,715, $615,066 and $768,985 and gross losses of $61,441, $160,847 and $103,612 were realized, respectively. The net adjustment to unrealized gains (losses) on available-for-sale securities, net of tax, included as a separate component of shareholders' equity totaled $4,228,376, in 1995, ($3,895,116) in 1994 and $982,078 in 1993.

     The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1995, by contractual maturity, are shown below. Mortgage-backed securities that may have prepayment provisions are assigned to a maturity category based on estimated average life. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

                                AVAILABLE-FOR-SALE SECURITIES

                                                       Estimated
                                  Cost                Fair Value
- ----------------------------------------------------------------
Due in 1 year or less         $  4,425,241          $  4,483,667
Due in 1 to 5 years             36,027,547            36,401,406
Due in 5 to 10 years            61,735,714            62,741,565

DUE AFTER 10 YEARS              25,284,946            25,839,746
                              $127,473,448          $129,466,384


                                  HELD-TO-MATURITY SECURITIES

                                                       Estimated
                                  Cost                Fair Value
- ----------------------------------------------------------------
Due in 1 year or less         $  2,082,890          $  2,115,734
Due in 1 to 5 years             13,262,493            13,656,779
Due in 5 to 10 years            10,484,463            10,734,503
Due after 10 years               4,118,537             4,229,833
                              $ 29,948,383          $ 30,736,849

     At December 31, 1995 and 1994, investment securities with a carrying value of approximately $100,685,315 and $80,721,505, respectively, were pledged as collateral to secure public deposits and for other purposes.

     On November 15, 1995, the FASB staff issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that special report, management chose to reclassify certain securities classified as held-to-maturity to available-for-sale in a single transaction in December 1995. The amortized cost of those securities was $48,705,886 and the net unrealized gain on those securities was $1,757,891.

NOTE D -- LOANS

     The composition of the loan portfolio at December 31 was:

                                      1995

                                             Estimated
                           Carrying Amount  Fair Value
- -------------------------------------------------------
REAL ESTATE                 $138,664,113   $140,325,240
Installment                   41,154,570     39,947,967
Commercial and collateral    137,701,651    133,664,400
All other                      2,988,391      2,988,391
                            $320,508,725   $316,925,998

                                        1994

                                              Estimated
                            Carrying Amount  Fair Value
- -------------------------------------------------------
Real estate                 $152,695,507   $147,153,620
Installment                   38,363,874     37,311,565
Commercial and collateral    136,186,623    140,746,508
All other                      2,886,957      2,886,957
                            $330,132,961   $328,098,650

     Included in commercial and collateral loans for 1995 and 1994 are $2,588,807 and $2,946,474, respectively, of tax-exempt industrial revenue development bonds.

     Transactions in the allowance for loan losses were:

                                   1995           1994           1993
- ---------------------------------------------------------------------
Balance at January 1        $ 5,616,859    $ 5,226,401    $ 5,214,700
Provision for loan losses       180,000        208,333        820,000
Recoveries on loans
  charged off                   680,655        614,195      1,337,624
                              6,477,514      6,048,929      7,372,324
Loans charged off              (627,825)      (432,070)    (2,145,923)
Balance at December 31      $ 5,849,689    $ 5,616,859    $ 5,226,401

     At December 31, 1995, nonperforming loans were $964,986, and other real estate was $0. At December 31, 1994, the corresponding amounts were $408,735 and $49,570, respectively.

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These standards address the accounting for certain loans when it is probable that all amounts due, pursuant to the contractual terms of the loan, will not be collected. Impairment is measured based on either the present value of expected future cash flows using the initial effective interest rate on the loan, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. The adoption of these accounting standards did not have a material impact on the overall allowance for loan losses and did not affect CoBancorp's charge-off or income recognition policies. At December 31, 1995, CoBancorp did not have any impaired loans outstanding.

NOTE E -- BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31 were:

                                        1995            1994
- ------------------------------------------------------------

Land and improvements           $  2,214,358    $  2,218,060
Buildings                          9,492,718       9,528,425
Equipment and leasehold
  improvements                    12,484,913      11,214,728
Construction in progress             717,423
                                  24,909,412      22,961,213
Less accumulated depreciation
  and amortization               (13,269,075)    (12,375,560)
                                $ 11,640,337    $ 10,585,653

                                      19


NOTE F -- DEPOSITS

     Time certificates of deposit with balances of $100,000 or more, principally public and corporate funds, were $42,842,392 and $36,896,549 at December 31, 1995 and 1994, respectively. Interest expense on these deposits amounted to $3,402,732, $810,522 and $602,849 for 1995, 1994 and 1993, respectively.

     Total interest paid on deposits in 1995, 1994 and 1993 was $14,877,688, $10,678,550 and $12,083,166, respectively.

     The carrying amounts and fair values of deposits consisted of the following at December 31. For deposits with no defined maturities, FASB Statement No. 107 defines fair value as the amount payable on demand.

                                          1995

                                               Estimated
                             Carrying Amount   Fair Value
- ----------------------------------------------------------
Demand - noninterest bearing   $ 70,008,577   $ 70,008,577
Demand - interest bearing        53,962,361     53,962,361
Savings                         143,601,686    143,601,686
Certificates of deposit         153,625,646    148,810,981
IRAs                             30,936,424     29,043,383
                               $452,134,694   $445,426,988

                                        1994

                                               Estimated
                              Carrying Amount  Fair Value
- ----------------------------------------------------------
Demand - noninterest bearing   $ 69,649,373   $ 69,649,373
Demand - interest bearing        55,965,771     55,965,771
Savings                         177,471,243    177,471,243
Certificates of deposit         131,629,889    125,017,271
IRAs                             31,120,599     29,231,997
                               $465,836,875   $457,335,655

NOTE G -- CAPITAL STOCK

     On July 17, 1995, the Corporation declared a three percent stock dividend, payable on September 1, 1995, to shareholders of record August 22, 1995. The increase in the number of shares outstanding as a result of the stock dividend was 99,431. The dividend was recorded at fair market value. Cash was paid for any resulting fractional shares. On January 18, 1994, the Corporation declared a four-for-three stock split, payable on February 22, 1994, to shareholders of record February 1, 1994. The increase in the number of shares outstanding as a result of the stock split was 841,773. Cash was paid for any resulting fractional shares. On June 21, 1993, the Corporation declared a four-for-three stock split, payable on July 23, 1993, to shareholders of record July 15, 1993. The increase in the number of shares outstanding as a result of the stock split was 627,908. Cash was paid for any resulting fractional shares.

     The Corporation adopted a dividend reinvestment plan in 1987. The plan allowed shareholders to elect to use their dividends to purchase shares of capital stock at ninety-five percent of the fair market value of such stock as determined on the dividend declaration date. During 1993, 18,841 shares were issued under the plan. In April of 1994, the Corporation terminated the 1987 dividend reinvestment plan and replaced it with a new plan, which allows shareholders to elect to use all or part of their dividends to purchase shares of capital stock at the fair market value of such stock as determined on the dividend declaration date. Additionally, cash can be contributed directly to the plan for the purchase of shares of capital stock with an annual limit of $25,000. During 1995 and 1994, a total of 17,278 and 17,400 shares, respectively, were issued under the plans. Beginning in November 1995, shares for the dividend reinvestment plan are acquired in the market, rather than issued from the Corporation's authorized but unissued shares.

NOTE H -- DIVIDEND RESTRICTION

     The payment of dividends by member banks of the Federal Reserve System, without prior Federal regulatory approval, is limited to the current year's net profits as defined and the retained net profits for the two preceding years. At December 31, 1995, approximately $14,055,000 was available to the subsidiary bank for the payment of dividends without prior regulatory approval.

NOTE I -- INCOME TAXES

     Significant components of the Corporation's deferred tax assets and liabilities as of December 31, are as follows:

                                        1995         1994
- -----------------------------------------------------------
Deferred Tax Assets:
  Unrealized gain (loss) on
   available-for-sale securities,
   net of tax                                    $1,500,655
  Provision for Loan Losses         $1,310,134    1,155,554
  Deferred Compensation                576,383      563,453
  Nonaccrual Loan Interest               8,954      248,387
  Other                                213,123       80,216
                                     2,108,594    3,548,265
Deferred Tax Liabilities:

  Tax over Book Depreciation           348,560      591,279
  Unrealized gain (loss) on
   available-for-sale securities,
   net of tax                          677,598
  Pension Costs                        203,690      191,014
  Insurance Costs                                    65,562
  Other                                206,322      113,672
                                     1,436,170      961,527

    NET DEFERRED TAX ASSET          $  672,424   $2,586,738

     The reasons for the difference between tax expense based on the statutory rate of 34 percent in 1995, 1994 and 1993 and the effective tax rates were:

                                         1995           1994           1993
- ------------------------------------------------------------------------------

Tax expense at
  statutory rates                    $ 2,555,000    $ 2,360,000    $ 2,169,000
Reduction in taxes resulting from:
  Tax-exempt interest                 (1,274,000)    (1,272,000)    (1,051,000)
  Other                                 (169,000)       168,000        (18,000)
                                     $ 1,112,000    $ 1,256,000    $ 1,100,000

     The Corporation made income tax payments of approximately $1,525,000, $975,000 and $1,634,000 during 1995, 1994 and 1993, respectively.

NOTE J -- PENSION PLAN

     The Corporation has a trusteed, noncontributory retirement plan covering eligible employees. Pension benefits are based on employees' career average compensation. The Bank's funding policy is to contribute sufficient amounts to meet minimum funding requirements set forth by required laws plus such additional amounts as the Bank may determine appropriate. During 1995, the Corporation's pension contribution was $217,282. There was no pension contribution in 1994.

     A summary of the components of pension expense is as follows:

                                  1995         1994         1993
- ------------------------------------------------------------------
Service cost benefits earned
  during the period            $ 219,506    $ 229,680    $ 184,495
Interest cost on projected
  benefit obligation             185,495      192,763      174,274
RETURN ON PLAN ASSETS           (200,715)    (226,203)    (227,774)
Net amortization
  and deferral                   (24,286)     (43,104)     (50,756)
Net pension expense            $ 180,000    $ 153,136    $  80,239

     The funded status of the plan at December 31, 1995 and 1994, was as follows:

                                       1995           1994
- -------------------------------------------------------------
Actuarial present value of
  accumulated benefit obligation
  Vested                           $ 2,237,967    $ 2,283,084
  Nonvested                            176,328        151,003
                                   $ 2,414,295    $ 2,434,087
Actuarial present value of
  projected benefit obligation     $(3,027,399)   $(3,151,832)


                                      22



Plan assets at fair value            3,046,861      3,433,306
Plan assets in excess of
  projected benefit obligation          19,462        281,474
Unrecognized transition asset,
  net of amortization                 (651,235)      (744,269)
UNRECOGNIZED NET LOSS                1,230,860      1,024,600
Net pension asset included in
  other assets                     $   599,087    $   561,805

     The long-term rate of return used to determine the expected return on plan assets included in net pension expense is 7 percent. The projected benefit obligation was determined using an assumed discount rate of 7 percent, and an annual compensation increase of 5 percent. At December 31, 1995 and 1994, plan assets consisted primarily of money market, equity and fixed income funds.

NOTE K -- EMPLOYEE STOCK OWNERSHIP PLAN

     The Corporation has a noncontributory employee stock ownership plan (ESOP) that covers substantially all employees. In 1986, the ESOP borrowed $2,680,260. The balance outstanding at December 31, 1995, of $430,260 is due in November 1996 under a loan agreement with an unaffiliated bank to finance a purchase of shares of the Corporation's capital stock for the ESOP. The loan agreement provides for the payment of interest at a fluctuating rate. The rate of interest on the loan at December 31, 1995, was 7.785 percent. Interest incurred on this loan obligation was $54,926, $61,104 and $70,094 in 1995, 1994 and 1993,
respectively. At December 31, 1995, 33,640 shares of the Corporation's common stock owned by the ESOP were pledged as security for the payment of principal and interest as provided in the loan agreement.

     It is anticipated that funds for servicing the loan agreement will be provided essentially from contributions paid by the Corporation or its subsidiary to the ESOP, from earnings attributable to such contributions and from cash dividends paid to the ESOP on shares of the Corporation's capital stock which it owns. Neither the Corporation, nor its subsidiary, has guaranteed the payments required by the loan agreement, nor made any commitment to make contributions to the ESOP for this purpose. However, as required by generally accepted accounting principles, the ESOP's obligation has been recorded on the Corporation's consolidated balance sheet with an offsetting reduction of shareholders' equity.

     Contributions by the Corporation and its subsidiary to the ESOP are expensed in the year the contribution is approved. These contributions were $291,350, $165,375 and $267,600 in 1995, 1994 and 1993, respectively.

     Dividends received for shares owned by the ESOP amounted to $149,613, $146,453 and $121,770 in 1995, 1994 and 1993, respectively, and were used to service the loan obligation.

NOTE L -- RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank makes loans and enters into other transactions with its directors, officers and entities having a specified relationship to such directors and officers. Transactions entered into between the Bank and such related parties have been and are in the ordinary course of business made on substantially the same terms and conditions as transactions with other parties. As of December 31, 1995 and 1994, the Bank had loans outstanding to related parties of approximately $6,320,616 and $7,538,657, respectively.

NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     The Bank's maximum potential obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit at December 31, 1995 and 1994, was:

                                 1995           1994
- -------------------------------------------------------

Real estate                  $17,195,000    $21,385,000
Commercial and collateral     33,538,000     36,853,000
All other                     15,651,000     18,070,000
                             $66,384,000    $76,308,000

     Most of the Bank's business activity is with customers located within the Bank's defined market area. As of December 31, 1995, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

NOTE N -- SERVICE AGREEMENT

     In 1995, the Corporation renegotiated its agreement to purchase information technology services from a data processing company. This agreement has a term of seven years and may be renewed for successive terms of seven years each. The agreement provides for payment of a monthly charge based on the number of application and transaction accounts maintained. These payments are partially offset by amounts received by the Corporation for the use of certain facilities by the processor. The amount included in

"other expenses" in connection with the service agreement was $1,261,213 for 1995, $1,276,647 for 1994 and $859,884 for 1993. The minimum annual base charge in connection with this agreement is $486,000 annually.

     Additionally, the Corporation entered into an agreement to lease certain data processing equipment from a different company. The agreement has a term of seven years. The annual lease fee in connection with this agreement is approximately $252,000.

NOTE O -- LONG-TERM INCENTIVE PLAN

     On January 21, 1992, the Board of Directors of the Corporation adopted a Long-Term Incentive Plan ("Plan") for officers and key employees of the Corporation. Under the terms of the Plan, eligible employees may be granted stock options, restricted stock or long-term performance awards based on certain conditions. There were 190,435 shares of stock reserved and available for distribution under the Plan. Stock options are exercisable at the fair market value of the stock at the time of the grant. On January 21, 1992, options which cover 126,164 shares of stock were granted by the Board of Directors at a fair market value of $11.85 per share. During 1995, 19,042 options were exercised at $11.85 and 2,142 were exercised at $15.80. In 1994, 20,946 options were exercised at $11.85 and 4,999 were exercised at $15.80. Finally, in 1993, 5,713 shares were exercised at $15.80. No options were granted in 1995 or 1993. On November 15, 1994, options which cover 47,397 shares of stock were granted by the Board of Directors at a fair market of $22.09 per share. All shares and per share amounts have been restated for a three percent stock dividend in 1995, a four percent stock dividend in 1992 and four-for-three stock splits in 1994 and 1993.

     The Corporation accounts for the plan under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting For Stock Issued To Employees."

     In 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123, "Accounting Disclosure of Stock-Based Compensation." The statement is effective for fiscal years beginning after December 15, 1995. The adoption of FASB 123 is not expected to have a material effect on the Corporation's financial statements.

NOTE P -- COBANCORP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS (Parent Company Only)

                                             DECEMBER 31
                                          1995          1994
- ----------------------------------------------------------------
Assets
  Cash                                 $       288   $   223,351
  Investment in bank subsidiary         50,886,687    41,412,688
  Other assets                             215,505       125,933
Total Assets                           $51,102,480   $41,761,972
Liabilities and Shareholders' Equity
Liabilities
  Employee stock ownership
   plan obligation                     $   430,260   $   780,260
Total Liabilities                          430,260       780,260
Shareholders' Equity                    50,672,220    40,981,712
Total Liabilities and
  Shareholders' Equity                 $51,102,480   $41,761,972

STATEMENTS OF INCOME (Parent Company Only)

                                   YEARS ENDED DECEMBER 31
                                1995         1994         1993
- -----------------------------------------------------------------
Income
  Dividends from
   bank subsidiary           $1,340,089   $1,366,365   $1,250,749
  Other income                   75,885        1,000
   Total income               1,415,974    1,367,365    1,250,749
Expenses                        259,644      288,960      171,793
Income Before Equity in
  Undistributed Net Income
  of Bank Subsidiary          1,156,330    1,078,405    1,078,956
Equity in Undistributed
  Net Income of Bank
  Subsidiary                  5,245,624    4,607,291    4,201,643
Net Income                   $6,401,954   $5,685,696   $5,280,599

STATEMENTS OF CASH FLOWS (Parent Company Only)

                                         YEARS ENDED DECEMBER 31
                                    1995            1994           1993
- --------------------------------------------------------------------------
Operating Activities
  Net Income                    $ 1,156,330     $ 1,078,405    $ 1,078,956
   (Increase) in Other Assets       (16,075)         (9,999)          (100)
   Net Cash Provided by
   Operating Activities           1,140,255       1,068,406      1,078,856
Financing Activities
  Cash Dividends                 (2,003,182)     (1,347,730)
  Dividend
   Investment Plan                  380,423         446,715        288,757
  Long-Term
   Incentive Plan                   259,441         315,843         67,683
   Net Cash Used by
   Financing Activities          (1,363,318)       (982,869)      (991,290)
   (Decrease) Increase
   in Cash and Cash
   Equivalents                     (233,063)         85,537         87,566
Cash and Cash Equivalents
  at Beginning of Year              223,351         137,814         50,248
  Cash and Cash
  Equivalents at End
  of Year                       $       288     $   223,351    $   137,814


NOTE Q -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information is contained on page 22.

NOTE R -- ACQUISITIONS

     On November 10, 1995, the Bank entered into an agreement to acquire certain assets and assume certain liabilities representing eleven (11) Lorain County branch offices of Bank One, Cleveland, N.A. The transaction closed on February 16, 1996.

Report Of Ernst & Young LLP, Independent Auditors

The Shareholders

CoBancorp Inc.

     We have audited the accompanying consolidated balance sheets of CoBancorp Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoBancorp Inc. and subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Cleveland, Ohio
January 19, 1996

MARKET AND DIVIDEND INFORMATION

     All common shares of CoBancorp Inc. are voting shares and are traded on the NASDAQ National Market System. There are currently 3,447,160 shares outstanding, held among approximately 1,719 shareholders of record as of December 31, 1995. Prices are the high and low closing prices as reported by NASDAQ. All per-share amounts have been adjusted for a three percent stock dividend in September 1995 and a four-for-three stock split in February 1994.

                                                               TRADING RANGES OF COMMON STOCK
                                                  BID PRICES                                    DIVIDEND PER SHARE
                                      1995                        1994                          1995          1994
- --------------------------------------------------------------------------------------------------------------------

First Quarter                  $20.87     $24.27           $14.48     $15.19                  $0.1359       $0.1238
Second Quarter                  18.45      23.54            15.19      15.75                   0.1456        0.1262
Third Quarter                   18.45      22.00            15.82      18.56                   0.1456        0.1262
Fourth Quarter                  17.75      22.00            19.13      25.50                   0.1500        0.1359
                                                                                              $0.5771       $0.5121

The following is a summary of unaudited quarterly results of operations for the years 1995, 1994 and 1993:

                                     FIRST         SECOND         THIRD       FOURTH     FULL YEAR
- -----------------------------------------------------------------------------------------------------
1995

Interest income                   $ 9,760,554    $10,098,322   $10,043,559   $9,926,450   $39,828,885
Interest expense                    3,598,738      4,101,478     4,175,916    3,919,109    15,795,241
Net interest income                 6,161,816      5,996,844     5,867,643    6,007,341    24,033,644
Provision for loan losses              60,000         60,000        60,000            0       180,000
Security gains                         (4,118)         7,623       240,607       40,162       284,274
Net overhead                        4,327,341      4,235,406     4,026,569    4,034,648    16,623,964
Income before income taxes          1,770,357      1,709,061     2,021,681    2,012,855     7,513,954
Net income                          1,460,357      1,421,061     1,661,681    1,858,855     6,401,954
Net income per common share              0.43           0.41          0.48         0.54          1.86
Dividends paid per common share        0.1359         0.1456        0.1456       0.1500        0.5771
- -----------------------------------------------------------------------------------------------------

1994

Interest income                   $ 8,394,404    $ 8,620,442   $ 8,805,930   $9,535,869   $35,356,645
Interest expense                    2,742,931      2,784,411     2,869,878    3,131,137    11,528,357
Net interest income                 5,651,473      5,836,031     5,936,052    6,404,732    23,828,288
Provision for loan losses             125,000         83,333             0            0       208,333
Security gains                        291,131        117,394        44,969          725       454,219
Net overhead                        4,350,613      4,350,743     4,116,790    4,314,332    17,132,478
Income before income taxes          1,466,991      1,519,349     1,864,231    2,091,125     6,941,696
Net income                          1,216,991      1,277,349     1,542,231    1,649,125     5,685,696
Net income per common share              0.36           0.38          0.45         0.49          1.68
Dividends paid per common share        0.1238         0.1262        0.1262       0.1359        0.5121
- -----------------------------------------------------------------------------------------------------

1993

Interest income                   $ 8,614,197    $ 8,706,940   $ 8,759,519   $8,648,607   $34,729,263
Interest expense                    3,185,375      3,193,055     3,300,071    2,930,665    12,609,166
Net interest income                 5,428,822      5,513,885     5,459,448    5,717,942    22,120,097
Provision for loan losses             600,000        250,000        50,000       20,000       920,000
Security gains                        140,716        340,756       100,673       83,228       665,373
Net overhead                        3,752,133      3,788,369     3,962,098    3,982,271    15,484,871
Income before income taxes          1,217,405      1,816,272     1,548,023    1,798,899     6,380,599
Net income                          1,006,405      1,433,272     1,306,023    1,534,899     5,280,599
Net income per common share              0.30           0.43          0.39         0.44          1.56
Dividends paid per common share        0.0874         0.0928        0.1019       0.1165        0.3986

All share and per-share amounts have been adjusted for a three percent stock dividend in 1995 and four-for-three stock splits in 1994 and 1993.

COBANCORP INC.
BOARD OF DIRECTORS

JOHN S. KREIGHBAUM
Chairman, President and Chief Executive Officer
CoBancorp Inc., Elyria, Ohio
Chairman and Chief Executive Officer
PREMIERBank & Trust, Elyria, Ohio

TIMOTHY W. ESSON
Executive Vice President and Treasurer
CoBancorp Inc., Elyria, Ohio
President
PREMIERBank & Trust, Elyria, Ohio

THEODORE S. ALTFELD
Vice President
EBM Group Corp., Elyria, Ohio

ROBERT T. BOWMAN
Chairman Emeritus
CoBancorp Inc. and PREMIERBank & Trust, Elyria, Ohio

ROBERT S. COOK
Executive Vice President
R. W. Beckett Corporation, North Ridgeville, Ohio

MAUREEN M. CROMLING
President and Chief Executive Officer
Ross Environmental Services, Inc., Grafton, Ohio

GARIS F. DISTELHORST
President
NACSCORP, Inc., Oberlin, Ohio

MICHAEL B. DUFFIN
President
Duffin Manufacturing Company, Elyria, Ohio

THOMAS E. HAYWOOD
President and Chief Executive Officer
Brandau Jewelers, Inc., Elyria, Ohio

LARRY D. JONES
President and Chief Executive Officer
Erie Shores Computer, Inc., Elyria, Ohio

THOMAS R. MIKLICH
Chief Financial Officer
Invacare Corporation, Elyria, Ohio

RICHARD J. STEWART
Chairman
Stewart Appliances, Inc., Elyria, Ohio

A. E. SZAMBECKI
President and Chief Executive Officer
Hallrich, Inc., Stow, Ohio

RICHARD A. VAN AUKEN
President and Chief Executive Officer
Jennings and Churella Construction Company,
Wellington, Ohio




                                     30A

PREMIERBANK & TRUST
BOARD OF DIRECTORS

JOHN S. KREIGHBAUM
Chairman and Chief Executive Officer
PREMIERBank & Trust, Elyria, Ohio
Chairman, President and Chief Executive Officer
CoBancorp Inc., Elyria, Ohio

TIMOTHY W. ESSON
President
PREMIERBank & Trust, Elyria, Ohio
Executive Vice President and Treasurer
CoBancorp Inc., Elyria, Ohio

THEODORE S. ALTFELD
Vice President
EBM Group Corp., Elyria, Ohio

ROBERT T. BOWMAN
Chairman Emeritus
CoBancorp Inc. and PREMIERBank & Trust, Elyria, Ohio

ROBERT S. COOK
Executive Vice President
R. W. Beckett Corporation, North Ridgeville, Ohio

MAUREEN M. CROMLING
President and Chief Executive Officer
Ross Environmental Services, Inc., Grafton, Ohio

GARIS F. DISTELHORST
President
NACSCORP, Inc., Oberlin, Ohio

MICHAEL B. DUFFIN
President
Duffin Manufacturing Company, Elyria, Ohio

THOMAS E. HAYWOOD
President and Chief Executive Officer
Brandau Jewelers, Inc., Elyria, Ohio

SHARON L. HERZER
Firm Administrator and Chief Executive Officer
Wickens, Herzer & Panza, Lorain, Ohio

LARRY D. JONES
President and Chief Executive Officer
Erie Shores Computer, Inc., Elyria, Ohio

THOMAS R. MIKLICH
Chief Financial Officer
Invacare Corporation, Elyria, Ohio

RICHARD J. STEWART
Chairman
Stewart Appliances, Inc., Elyria, Ohio

A. E. SZAMBECKI
President and Chief Executive Officer
Hallrich, Inc., Stow, Ohio

RICHARD A. VAN AUKEN
President and Chief Executive Officer
Jennings and Churella Construction Company,
Wellington, Ohio

JERRY M. WOLF
President and Chief Executive Officer
Midwest Acoust-A-Fiber, Inc., Delaware, Ohio



                                     30B

COBANCORP INC.
EXECUTIVE OFFICERS

JOHN S. KREIGHBAUM
Chairman, President and Chief Executive Officer

TIMOTHY W. ESSON
Executive Vice President and Treasurer

PREMIERBANK & TRUST
EXECUTIVE OFFICERS

JOHN S. KREIGHBAUM
Chairman and Chief Executive Officer

TIMOTHY W. ESSON
President

JAMES R. BRYDEN
Regional President/North Central District

LOIS E. GUNNING
Corporate Secretary

MARY A. BARNES
Senior Vice President/Branch Administration

DENNIS K. MILLER
Senior Vice President/Operations Manager

ROBERT J. SCOTT
Senior Vice President/Director of Investment Management and Trust Services

BRUCE E. STEVENS
Senior Vice President/Director of Lending

NORTH CENTRAL DISTRICT
ADVISORY COUNCIL

JOHN S. KREIGHBAUM
Chairman, President and Chief Executive Officer
CoBancorp Inc., Elyria, Ohio
Chairman and Chief Executive Officer
PREMIERBank & Trust, Elyria, Ohio

TIMOTHY W. ESSON
Executive Vice President and Treasurer
CoBancorp Inc., Elyria, Ohio
President
PREMIERBank & Trust, Elyria, Ohio

JAMES R. BRYDEN
Regional President/North Central District
PREMIERBank & Trust, Worthington, Ohio

STEVEN W. WILSON
Owner
S. W. Wilson Personal Clothier, Delaware, Ohio

JERRY M. WOLF
President and Chief Executive Officer
Midwest Acoust-A-Fiber, Inc., Delaware, Ohio

REGULATORY AND S.E.C. COUNSEL
Grady & Associates, Cleveland, Ohio





                                     30C

SHAREHOLDERS' INFORMATION


SHAREHOLDERS' ANNUAL MEETING

The Annual Meeting of the Shareholders of CoBancorp Inc. will be held at 11:00 a.m., Wednesday, May 8, 1996, at Lorain County Community College, Classroom Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035.

COMMON STOCK INFORMATION
CoBancorp Inc. common stock is traded on the NASDAQ National Market System under the symbol COBI. CoBancorp Inc.'s CUSIP is 190750 10 9.

REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

10-K REPORT
A copy of the Corporation's 1995 Annual Report filed with the Securities and Exchange Commission on Form 10-K without exhibits is available to shareholders without charge. To obtain a copy, direct your request to the Office of the Controller, CoBancorp Inc., P. O. Box 4001, Elyria, Ohio 44036-2001. Exhibits will be furnished to shareholders upon request after the Corporation receives payment to cover its costs of furnishing the exhibits.

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
A Dividend Reinvestment and Stock Purchase Plan is available to shareholders of CoBancorp Inc. The Plan provides an opportunity to invest cash dividends and optional cash payments in CoBancorp Inc. stock. For details, contact CoBancorp Inc., P. O. Box 4001, Elyria, Ohio 44036-2001, or telephone (216) 329-8000 or
(800) 522-3034.



                                      31