Form 10-K, Exhibit 13
period 1996-12-31
COBANCORP INC
filed 1997-03-28
CIK 745276

EXHIBIT 13


(1996 ANNUAL REPORT TO SHAREHOLDERS)

                                                            FINANCIAL HIGHLIGHTS


CONSOLIDATED FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,                                         FOR THE YEAR ENDED DECEMBER 31
EXCEPT PER SHARE AMOUNTS           1996         1995        1994            1993         1992           1991         1990
--------------------------------------------------------------------------------------------------------------------------------

Per common share:
Net income ....................   $    2.07     $    1.86     $    1.68     $    1.56     $    1.31     $    0.98     $    0.55
   Cash dividends .............        0.63          0.58          0.51          0.40          0.33          0.24          0.27
   Book value .................       15.82         14.70         12.02         11.80         10.22          9.14          8.33

Interest income ...............   $  43,181     $  39,829     $  35,357     $  34,729     $  35,035     $  36,156     $  37,571
Interest expense ..............      16,799        15,795        11,528        12,609        14,448        18,297        21,376
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net interest income ...........      26,382        24,034        23,829        22,120        20,587        17,859        16,195
Provision for loan losses .....      (1,775)          180           208           920         2,800         2,500         3,350
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net interest income after
  provision for loan
  losses ......................      28,157        23,854        23,621        21,200        17,787        15,359        12,845
Other income ..................       6,430         4,719         4,411         4,468         4,044         3,108         2,763
Other expense .................     (25,792)      (21,059)      (21,090)      (19,287)      (16,323)      (14,452)      (14,095)
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes ....       8,795         7,514         6,942         6,381         5,508         4,015         1,513
Federal income tax (expense)
  credit ......................      (1,663)       (1,112)       (1,256)       (1,100)       (1,130)         (761)          320
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net income ....................   $   7,132     $   6,402     $   5,686     $   5,281     $   4,378     $   3,254     $   1,833
                                  =========     =========     =========     =========     =========     =========     =========
--------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data at
  December 31
   Total assets ...............   $ 598,918     $ 529,530     $ 531,727     $ 491,801     $ 463,124     $ 408,750     $ 406,013
   Total investment securities      188,786       159,415       149,807       152,934       172,767       144,360       121,035
   Total loans ................     340,454       320,509       330,133       288,649       246,405       223,295       239,247
   Total deposits .............     514,747       452,135       465,837       427,586       402,110       354,878       332,936
   Shareholders' equity .......      54,645        50,672        40,982        39,733        34,162        30,407        27,575
--------------------------------------------------------------------------------------------------------------------------------
Key Ratios
   Return on average assets ...       1.20%         1.20%         1.15%         1.10%         1.01%         0.81%         0.46%
   Return on average equity ...      13.81%        13.98%        14.28%        14.60%        13.76%        11.30%         6.67%
   Total equity to assets .....       9.12%         9.57%         7.71%         8.08%         7.38%         7.44%         6.79%
   Tier 1 risk-based capital ..      13.74%        14.87%        13.04%        13.34%        13.39%        12.78%        11.94%
   Total capital (risk-based) .      14.88%        16.12%        14.29%        14.60%        14.65%        14.04%        13.20%
   Non-performing loans
     to total assets ..........       0.30%         0.18%         0.08%         0.29%         0.55%         1.19%         1.69%
   Net charge-offs
     to total loans ...........     (0.00)%       (0.02)%       (0.06)%         0.28%         0.68%         1.36%         0.52%
   Delinquencies to total loans       1.14%         0.54%         0.44%         0.95%         1.85%         3.99%         6.06%



All share and per share amounts have been adjusted for a three percent stock dividend in 1995, four-for-three stock splits in 1994 and 1993, a four percent stock dividend in 1992 and a three percent stock dividend in 1991.

                                        FINANCIAL STATEMENTS

COBANCORP INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------
                                                                             December 31
                                                                       1996              1995
-------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks ........................................   $  30,555,396    $  26,611,296

Investment securities available-for-sale .......................     162,460,918      129,466,384

Investment securities held-to-maturity .........................      26,324,836       29,948,383

Federal funds sold .............................................       4,300,000        2,900,000

Loans ..........................................................     340,454,390      320,508,725

Less allowance for loan losses .................................       4,091,592        5,849,689
                                                                   -------------    -------------
   Net loans ...................................................     336,362,798      314,659,036

Bank premises and equipment, net ...............................      18,787,316       11,640,337

Accrued income and prepaid expenses ............................       4,840,787        4,228,757

Other assets ...................................................      15,285,663       10,076,157
                                                                   -------------    -------------
       Total Assets ............................................   $ 598,917,714    $ 529,530,350

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities

   Deposits

     Demand-noninterest bearing ................................   $  82,842,548    $  70,008,577

     Demand-interest bearing ...................................      63,196,979       53,962,361

     Savings and other time ....................................     368,706,984      328,163,756
                                                                   -------------    -------------
       Total deposits ..........................................     514,746,511      452,134,694

   Short-term funds ............................................      25,520,820       22,453,980

   Other liabilities ...........................................       4,005,766        3,839,195

   Employee stock ownership plan obligation ....................               0          430,260
                                                                   -------------    -------------
       Total liabilities .......................................     544,273,097      478,858,129

Shareholders' equity

   Capital stock, no par value, 5,000,000 shares
     authorized 3,453,824 shares issued and outstanding
     (3,447,160 in 1995)........................................       5,975,066        5,896,098

   Capital surplus .............................................      18,553,553       18,553,553

   Retained earnings ...........................................      30,296,473       25,337,492

   Unrealized gain (loss) on available-for-sale investment
     securities (net of income tax) ............................        (180,475)       1,315,338

   Employee stock ownership plan obligation ....................               0         (430,260)
                                                                   -------------    -------------
      Total shareholders' equity ...............................      54,644,617       50,672,221
                                                                   -------------    -------------
       Total Liabilities and Shareholders' Equity ..............   $ 598,917,714    $ 529,530,350
                                                                   =============    =============

See accompanying notes to consolidated financial statements.

                                                                              17

FINANCIAL STATEMENTS

COBANCORP INC.

CONSOLIDATED INCOME STATEMENTS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               Years Ended December 31
                                                                                    1996                 1995               1994
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income

   Loans (including fees)

     Taxable ...........................................................       $ 30,286,754        $ 29,669,860        $ 27,108,064

     Tax-exempt ........................................................            124,400             190,612             160,825

   Investment securities

     Taxable ...........................................................          8,829,554           5,789,178           4,405,702

     Tax-exempt ........................................................          3,552,320           4,012,945           3,580,522

   Federal funds sold and other short-term funds .......................            387,834             166,290             101,532
                                                                               ------------        ------------        ------------
       Total interest income ...........................................         43,180,862          39,828,885          35,356,645

Interest Expense

   Deposits ............................................................         16,165,718          14,963,571          10,891,503

   Short-term funds ....................................................            633,159             831,670             636,854
                                                                               ------------        ------------        ------------
       Total interest expense ..........................................         16,798,877          15,795,241          11,528,357
                                                                               ------------        ------------        ------------
         Net interest income ...........................................         26,381,985          24,033,644          23,828,288

Provision for Loan and Real Estate Losses ..............................         (1,775,000)            180,000             208,333
                                                                               ------------        ------------        ------------
         Net interest income after provision for
           loan and real estate losses .................................         28,156,985          23,853,644          23,619,955

Other Income

   Service charges on deposit accounts .................................          2,938,593           1,994,693           1,820,807

   Trust fees ..........................................................          1,424,000           1,360,000           1,234,037

   Other ...............................................................          1,658,683           1,080,559             902,351

   Security gains ......................................................            409,341             284,274             454,219
                                                                               ------------        ------------        ------------
       Total other income ..............................................          6,430,617           4,719,526           4,411,414

Other Expenses

   Salaries, wages and benefits ........................................         11,206,299           9,541,034           9,301,485

   Occupancy-net .......................................................          1,928,293           1,501,004           1,406,883

   Furniture and equipment .............................................            872,443             764,318             615,305

   Taxes, other than income and payroll ................................            672,876             599,523             584,121

   FDIC insurance ......................................................            253,707             559,675             965,612

   Other ...............................................................         10,858,592           8,093,662           8,216,267
                                                                               ------------        ------------        ------------
       Total other expenses ............................................         25,792,210          21,059,216          21,089,673
                                                                               ------------        ------------        ------------
         Income before income taxes ....................................          8,795,392           7,513,954           6,941,696

Income Tax Expense (Benefit)

   Current .............................................................          1,309,000           1,298,000           1,511,000

   Deferred ............................................................            354,000            (186,000)           (255,000)
                                                                               ------------        ------------        ------------
       Total income tax expense ........................................          1,663,000           1,112,000           1,256,000
                                                                               ------------        ------------        ------------
         Net Income ....................................................       $  7,132,392        $  6,401,954        $  5,685,696
                                                                               ============        ============        ============

         Net Income Per Share (amounts reflect a
           three percent stock dividend in 1995 and a
           four-for-three stock split in 1994) .........................       $       2.07        $       1.86        $       1.68
                                                                               ============        ============        ============

See accompanying notes to consolidated financial statements.



COBANCORP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                  YEARS ENDED DECEMBER 31
                                                                                      1996              1995              1994
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income .............................................................     $   7,132,391      $   6,401,954      $   5,685,696
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Provision for loan and real estate losses ..........................        (1,775,000)           180,000            208,333
       Provision for depreciation and amortization ........................         1,886,644          1,433,910          1,211,917
       Accretion of discounts on purchased loans ..........................          (101,688)          (103,702)          (491,577)
       Amortization of premiums, less accretion of discounts on
         investment securities ............................................           194,700           (347,707)           (12,508)
       (Increase) decrease in refundable taxes ............................          (141,886)          (212,340)           243,723
       Realized securities gains on available-for-sale securities .........          (409,341)          (284,274)          (454,219)
       Provision (credit) for deferred income taxes .......................           354,000           (186,000)          (255,000)
       (Increase) in interest receivable ..................................          (475,779)          (340,943)          (560,812)
       Increase in interest payable .......................................           324,642             95,686            210,877
       (Increase) in other assets .........................................        (5,936,365)          (212,947)          (347,184)
       Increase in other liabilities ......................................           485,507            290,567             50,087
                                                                                -------------      -------------      -------------
         Net Cash Provided By Operating Activities ........................         1,537,825          6,714,204          5,489,333

Investing and Lending Activities
   Proceeds from sales of available-for-sale investment securities ........        64,300,477         32,727,163         38,295,166
   Maturities of available-for-sale investment securities .................        12,012,171          8,481,652         17,255,095
   Maturities of held-to-maturity investment securities ...................         3,441,897          7,387,123          3,725,331
   Purchases of available-for-sale investment securities ..................      (111,177,268)       (40,793,428)       (42,374,244)
   Purchases of held-to-maturity investment securities ....................                 0        (10,371,621)       (19,209,616)
   Net (increase) decrease in credit card receivables .....................          (232,055)          (101,434)            45,390
   Net (increase) decrease in longer-term loans ...........................       (19,595,020)         9,882,205        (40,855,489)
   Purchases of premises and equipment, net of retirements ................        (8,528,141)        (2,217,265)        (1,031,599)
                                                                                -------------      -------------      -------------
         Net Cash (Used) Provided By Investing Activities .................       (59,777,939)         4,994,395        (44,149,966)

Deposit and Financing Activities
   Net increase (decrease) in demand deposits and savings accounts ........        57,131,927        (35,513,764)         7,587,826
   Net increase in certificates of deposit ................................         5,479,890         21,811,582         30,663,432
   Net increase in short-term funds .......................................         3,066,840          1,096,752          1,112,200
   Cash dividends .........................................................        (2,173,411)        (2,003,182)        (1,745,427)
   Dividend investment plan ...............................................                 0            380,423            446,715
   Long-term incentive plan ...............................................            78,968            259,442            315,843
                                                                                -------------      -------------      -------------
         Net Cash Provided (Used) By Financing Activities .................        63,584,214        (13,968,747)        38,380,589
                                                                                -------------      -------------      -------------
         Increase (Decrease) In Cash and Cash Equivalents .................         5,344,100         (2,260,148)          (280,044)

Cash and cash equivalents at beginning of year ............................        29,511,296         31,771,444         32,051,488
                                                                                -------------      -------------      -------------
         Cash and Cash Equivalents at End of Year .........................     $  34,855,396      $  29,511,296      $  31,771,444
                                                                                =============      =============      =============

See accompanying notes to consolidated financial statements.

FINANCIAL STATEMENTS

COBANCORP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, 1996,                                                       UNREALIZED
1995 AND 1994                                                                        GAINS (LOSSES)    EMPLOYEE
                                                                                     ON AVAILABLE-   STOCK OWNER-
                                              CAPITAL     CAPITAL       RETAINED      FOR-SALE       SHIP PLAN
                                               STOCK      SURPLUS       EARNINGS     SECURITIES      OBLIGATION       TOTAL
------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994 ..............  $ 4,304,345  $16,623,320   $18,928,684   $   982,078    $(1,105,260)  $ 39,733,167

   Net income ...........................                               5,685,696                                   5,685,696

   Cash dividends-$0.512* per share .....                              (1,745,427)                                  (1,745,427)

   Reduction in employee stock
     ownership plan obligation ..........                                                              325,000        325,000

   Shares issued (17,400*) under
     dividend investment plan ...........      446,715                                                                446,715

   Shares issued (25,945*) under
     long-term incentive plan ...........      431,677                                                                431,677

   Adjustment to unrealized gains
     (losses) on available-for-sale
     securities, net of tax .............                                            (3,895,116)                   (3,895,116)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994 ............    5,182,737   16,623,320    22,868,953    (2,913,038)      (780,260)    40,981,712

   Net income ...........................                               6,401,954                                   6,401,954

   Cash dividends-$0.577 per share ......                                            (2,003,182)                   (2,003,182)

   Reduction in employee stock
     ownership plan obligation ..........                                                              350,000        350,000

   Shares issued (17,278) under
     dividend investment plan ...........      380,423                                                                380,423

   Shares issued (21,184) under
     long-term incentive plan ...........      332,938                                                                332,938

   Three percent stock dividend .........                 1,930,233    (1,930,233)

   Adjustment to unrealized gains
     (losses) on available-for-sale
     securities, net of tax .............                                             4,228,376                     4,228,376
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 ............    5,896,098   18,553,553    25,337,492     1,315,338       (430,260)    50,672,221

   Net income ...........................                               7,132,392                                   7,132,392

   Cash dividends-$0.63 per share .......                              (2,173,411)                                 (2,173,411)

   Reduction in employee stock
     ownership plan obligation ..........                                                              430,260        430,260

   Shares issued (6,664) under
     long-term incentive plan ...........       78,968                                                                 78,968

   Adjustment to unrealized gains
     (losses) on available-for-sale
     securities, net of tax .............                                            (1,495,813)                   (1,495,813)

------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996 ............  $ 5,975,066  $18,553,553   $30,296,473   $  (180,475)   $         0   $ 54,644,617
                                           ===========  ===========   ===========   ===========    ===========   ============

*Restated for a three percent stock dividend in 1995 and a four-for-three stock split in 1994.

See accompanying notes to consolidated financial statements.

                          NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1996, 1995 and 1994



COBANCORP INC.

NOTE A -- ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of CoBancorp Inc. (the Corporation) and its wholly-owned subsidiary, PREMIERBank & Trust (the Bank). The Corporation operates in the single industry of banking. While the Corporation offers a wide range of services, they are all deemed to be a part of commercial banking. PremierBank & Trust operates 36 branch offices in 8 counties in Northeast and North Central Ohio. All material intercompany accounts and transactions have been eliminated.

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

DEPRECIATION AND AMORTIZATION: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and declining-balance methods, based on the following ranges of lives:


                                                 Years
------------------------------------------------------------------------------
Buildings                                       10-40
Equipment and leasehold improvements             3-20


     Intangible assets are amortized using the straight-line method over the assets' estimated lives, generally ten to fifteen years.

     The asset account is relieved of the cost of the item and the allowance for depreciation is relieved of accumulated depreciation when property is retired or otherwise disposed. Any resulting gain or loss is reflected in operations concurrently. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

ALLOWANCE FOR LOAN LOSSES: The provision for loan losses charged or credited to operating expense and the adequacy of the allowance for loan losses is based upon a continuing evaluation of the loan portfolio, prior years' loss experience, current economic conditions and other pertinent factors.

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

NOTES TO FINANCIAL STATEMENTS

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

STOCK-BASED COMPENSATION: The Corporation accounts for the CoBancorp Inc. Long-Term Incentive Plan under the provisions of Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Additional pro forma disclosures required by Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation" are discussed in Note O.

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

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: FASB Statement No. 125 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the statement. The Corporation will apply the new standards prospectively to transfers beginning in the first quarter of 1997. Based on current circumstances, the Corporation believes the application of the new rules will not have a material impact on the financial statements.

RECLASSIFICATIONS: Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

NOTE B -- RESTRICTIONS ON CASH AND DUE FROM BANKS
     PREMIERBank & Trust is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1996 and 1995 was $2,247,000 for both years.

NOTE C -- INVESTMENT SECURITIES

     The following is a summary of available-for-sale and held-to-maturity securities:

DECEMBER 31, 1996                                                                  AVAILABLE-FOR-SALE SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  GROSS UNREALIZED  GROSS UNREALIZED     ESTIMATED
                                                                      COST              GAINS            LOSSES          FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government agencies ...........      $ 57,423,276      $    158,760      $    747,913      $ 56,834,123
Collateralized mortgage-backed securities ..................        67,699,905           210,377         1,064,952        66,845,330
States of the U.S. and political subdivisions ..............        34,923,960         1,254,101            83,290        36,094,771
Other ......................................................         2,687,223             4,394             4,923         2,686,694
                                                                  ------------      ------------      ------------      ------------
                                                                  $162,734,364      $  1,627,632      $  1,901,078      $162,460,918
                                                                  ============      ============      ============      ============

                                                                                   HELD-TO-MATURITY SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  GROSS UNREALIZED  GROSS UNREALIZED    ESTIMATED
                                                                      COST              GAINS            LOSSES         FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
States of the U.S. and political subdivisions ..............       $26,324,836       $   570,795       $    48,194       $26,847,437
                                                                  ============      ============      ============      ============

DECEMBER 31, 1995                                                        AVAILABLE-FOR-SALE SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  GROSS UNREALIZED   GROSS UNREALIZED    ESTIMATED
                                                                      COST              GAINS              LOSSES        FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and other U.S. Government agencies ...........      $ 31,365,822      $    316,722      $     31,636      $ 31,650,908
Collateralized mortgage-backed securities ..................        45,563,545           488,410           476,290        45,575,665
States of the U.S. and political subdivisions ..............        48,230,831         1,815,854           120,124        49,926,561
Other ......................................................         2,313,250                                             2,313,250
                                                                  ------------      ------------      ------------      ------------
                                                                  $127,473,448      $  2,620,986      $    628,050      $129,466,384
                                                                  ============      ============      ============      ============

                                                                          HELD-TO-MATURITY SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  GROSS UNREALIZED   GROSS UNREALIZED   ESTIMATED
                                                                      COST              GAINS             LOSSES        FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
States of the U.S. and political subdivisions ............         $29,948,383      $   874,470        $    86,004       $30,736,849
                                                                   ===========      ===========        ===========       ===========

     On November 15, 1995, the FASB staff issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that special report, management chose to reclassify certain securities classified as held-to-maturity to available-for-sale in a single transaction in December 1995. The amortized cost of those securities was $48,705,886 and the net unrealized gain on those securities was $1,757,891.

     Gross proceeds from sales of investment securities during 1996, 1995 and 1994 were $64,300,477, $32,727,163 and $38,295,166, respectively. For the same periods, gross gains of $589,964, $345,715 and $615,066 and gross losses of $180,624, $61,441 and $160,847 were realized, respectively. The net adjustment to unrealized gains (losses) on available-for-sale securities, net of tax, included as a separate component of shareholders' equity totaled $(1,495,813) in 1996, $4,228,376 in 1995 and ($3,895,116) in 1994.

     The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1996, by contractual maturity, are shown below. Mortgage-backed securities that may have prepayment provisions are assigned to a maturity category based on estimated average life. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

                                                   AVAILABLE-FOR-SALE SECURITIES
-------------------------------------------------------------------------------
                                                                     ESTIMATED
                                                   COST              FAIR VALUE
--------------------------------------------------------------------------------
Due in 1 year or less ................         $ 72,513,841         $ 71,581,412
Due in 1 to 5 years ..................           52,201,673           52,144,592
Due in 5 to 10 years .................           27,387,926           28,109,912
Due after 10 years ...................           10,630,924           10,625,002
                                               ------------         ------------
                                               $162,734,364         $162,460,918
                                               ============         ============

                                                     HELD-TO-MATURITY SECURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                      ESTIMATED
                                                   COST               FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------
Due in 1 year or less ..................         $ 7,171,391         $ 7,247,668
Due in 1 to 5 years ....................          17,965,627          18,385,376
Due in 5 to 10 years ...................           1,187,818           1,214,393
                                                 -----------         -----------
                                                 $26,324,836         $26,847,437
                                                 ===========         ===========

     At December 31, 1996 and 1995, investment securities with a carrying value of approximately $87,822,534 and $100,685,315, respectively, were pledged as collateral to secure public deposits and for other purposes.

Note D -- Loans

     The composition of the loan portfolio at December 31 was:

                                                             1996
-------------------------------------------------------------------------------
                                                                     ESTIMATED
                                              CARRYING AMOUNT        FAIR VALUE
-------------------------------------------------------------------------------
Real Estate ............................        $145,466,930        $144,083,189
Installment ............................          45,600,114          44,948,195
Commercial and collateral ..............         146,166,900         141,450,264
All other ..............................           3,220,446           3,220,446
                                                ------------        ------------
                                                $340,454,390        $333,702,094
                                                ============        ============

                                                            1995
-------------------------------------------------------------------------------
                                                                     ESTIMATED
                                              CARRYING AMOUNT        FAIR VALUE
-------------------------------------------------------------------------------
Real Estate ............................        $138,664,113        $140,325,240
Installment ............................          41,154,570          39,947,967
Commercial and collateral ..............         137,701,651         133,664,400
All other ..............................           2,988,391           2,988,391
                                                ------------        ------------
                                                $320,508,725        $316,925,998
                                                ============        ============

     Included in commercial and collateral loans for 1996 and 1995 are $2,349,839 and $2,588,807, respectively, of tax-exempt industrial revenue development bonds.

     Transactions in the allowance for loan losses were:

                                        1996             1995           1994
-------------------------------------------------------------------------------
Balance at January 1 ...........    $ 5,849,689     $ 5,616,859     $ 5,226,401
Provision for loan losses ......     (1,775,000)        180,000         208,333
Recoveries on loans
  charged off ..................        733,188         680,655         614,195
                                    -----------     -----------     -----------
                                      4,807,877       6,477,514       6,048,929
Loans charged off ..............       (716,285)       (627,825)       (432,070)
                                    -----------     -----------     -----------
Balance at December 31 .........    $ 4,091,592     $ 5,849,689     $ 5,616,859
                                    ===========     ===========     ===========


     At December 31, 1996 and 1995, nonperforming loans were $1,792,785 and $964,986, respectively. The Corporation had no other real estate owned.

     Management continually reviews the adequacy of the allowance for loan losses. During the fourth quarter of 1996, based on asset quality, a three-year history of net recoveries, and an evaluation of the level of the allowance as compared to outstanding loans, management reduced the allowance by $1,775,000. Management believes the allowance as of December 31, 1996 is adequate to cover potential loan losses.

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These standards address the accounting for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Impairment is measured based on either the present value of expected future cash flows using the initial effective interest rate on the loan, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. The adoption of these accounting standards did not have a material impact on the overall allowance for loan losses and did not affect the Bank's charge-off or income recognition policies. At December 31, 1996 and 1995, the Bank did not have any impaired loans outstanding.

NOTES TO FINANCIAL STATEMENTS


NOTE E -- BANK PREMISES AND EQUIPMENT

Premises and equipment at December 31 were:

                                                   1996                 1995
-------------------------------------------------------------------------------
Land and improvements ..................       $  3,334,859        $  2,214,358
Buildings ..............................         14,708,969           9,492,718
Equipment and leasehold
  improvements .........................         15,073,391          12,484,913
Construction in progress ...............                  0             717,423
                                               ------------        ------------
                                                 33,117,219          24,909,412
Less accumulated depreciation
   and amortization ....................        (14,329,903)        (13,269,075)
                                               ------------        ------------
                                               $ 18,787,316        $ 11,640,337
                                               ============        ============

NOTE F - DEPOSITS

     Time certificates of deposit with balances of $100,000 or more, principally public and corporate funds, were $27,288,742 and $42,842,392 at December 31, 1996 and 1995, respectively. Interest expense on these deposits amounted to $1,723,692, $3,402,732 and $810,522 for 1996, 1995 and 1994, respectively.

     Total interest paid on deposits in 1996, 1995 and 1994 was $16,798,877, $14,877,688 and $10,678,550, respectively.

     The carrying amounts and fair values of deposits consisted of the following at December 31. For deposits with no defined maturities, FASB Statement No. 107 defines fair value as the amount payable on demand.

                                                            1996
-------------------------------------------------------------------------------
                                                                      ESTIMATED
                                                CARRYING AMOUNT       FAIR VALUE
-------------------------------------------------------------------------------
Demand - noninterest bearing .............       $ 82,842,548       $ 82,842,548
Demand - interest bearing ................         63,196,979         63,196,979
Savings ..................................        178,665,023        178,665,023
Certificates of deposit ..................        154,184,686        149,552,157
IRAs .....................................         35,857,275         34,583,938
                                                 ------------       ------------
                                                 $514,746,511       $508,840,645
                                                 ============       ============

                                                           1995
--------------------------------------------------------------------------------
                                                                      ESTIMATED
                                                CARRYING AMOUNT      FAIR VALUE
--------------------------------------------------------------------------------
Demand - noninterest bearing .............       $ 70,008,577       $ 70,008,577
Demand - interest bearing ................         53,962,361         53,962,361
Savings ..................................        143,601,686        143,601,686
Certificates of deposit ..................        153,625,646        148,810,981
IRAs .....................................         30,936,424         29,043,383
                                                 ------------       ------------
                                                 $452,134,694       $445,426,988
                                                 ============       ============

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

     In April 1994, the Corporation introduced a new dividend investment plan which allows shareholders to elect to use all or part of their dividends to purchase shares of capital stock at the fair market value of such stock as determined on the dividend declaration date. Additionally, cash can be contributed directly to the plan for the purchase of shares of capital stock with an annual limit of $25,000. During 1995, a total of 17,278 shares were issued under the plans. Beginning in November 1995, shares for the dividend reinvestment plan are acquired in the market, rather than issued from the Corporation's authorized but unissued shares.

NOTE H -- DIVIDEND RESTRICTION

     The payment of dividends by member banks of the Federal Reserve System, without prior Federal regulatory approval, is limited to the current year's net profits as defined and the retained net profits for the two preceding years. At December 31, 1996, approximately $7,233,564 was available to the subsidiary bank for the payment of dividends without prior regulatory approval.

NOTE I -- INCOME TAXES

     Significant components of the Corporation's deferred tax assets and liabilities as of December 31, are as follows:

                                                        1996        1995
---------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Net unrealized loss on
   available-for-sale securities ................   $   92,792
  Provision for Loan Losses .....................      863,216   $1,310,134
  Deferred Compensation .........................      690,853      576,383
  AMT Credit ....................................      257,110      200,314
  Other .........................................      122,275       21,763
                                                    ----------   ----------
                                                     2,026,246    2,108,594
Deferred Tax Liabilities:
  Tax over Book Depreciation ....................      358,385      348,560
  Net unrealized gain on
   available-for-sale securities ................                   677,598
  Pension Costs .................................      224,908      203,690
  Prepaid Expenses ..............................      126,033       88,170
  FHLB Stock Dividends ..........................       85,884
  Other .........................................      109,773      118,152
                                                    ----------   ----------
                                                       904,983    1,436,170
                                                    ----------   ----------
   Net deferred tax asset .......................   $1,121,263   $  672,424
                                                    ==========   ==========

     The reasons for the difference between tax expense based on the statutory rate of 34 percent in 1996, 1995 and 1994 and the effective tax rates were:

                                          1996           1995          1994
-------------------------------------------------------------------------------
Tax expense at
  statutory rates ................   $ 2,990,000    $ 2,555,000    $ 2,360,000
Reduction in taxes resulting from:
   Tax-exempt interest ...........    (1,250,000)    (1,274,000)    (1,272,000)
   Other .........................       (77,000)      (169,000)       168,000
                                     -----------    -----------    -----------
                                     $ 1,663,000    $ 1,112,000    $ 1,256,000
                                     ===========    ===========    ===========

     The Corporation made income tax payments of approximately $1,550,000, $1,525,000 and $975,000 during 1996, 1995 and 1994, respectively.

NOTE J -- PENSION PLAN

     The Corporation has a trusteed, noncontributory retirement plan covering eligible employees. Pension benefits are based on employees' career average compensation. The Bank's funding policy is to contribute sufficient amounts to meet minimum funding requirements set forth by required laws plus such additional amounts as the Bank may determine appropriate. During 1996 and 1995, the Corporation's pension contribution was $241,222 and $217,282, respectively.

     A summary of the components of pension expense is as follows:

                                           1996            1995          1994
-------------------------------------------------------------------------------
Service cost benefits earned
during the period .................     $ 239,492      $ 219,506      $ 229,680
Interest cost on projected
  benefit obligation ..............       211,199        185,495        192,763
Return on plan assets .............      (230,513)      (200,715)      (226,203)
Net amortization
  and deferral ....................       (41,363)       (24,286)       (43,104)
                                        ---------      ---------      ---------
Net pension expense ...............     $ 178,815      $ 180,000      $ 153,136
                                        =========      =========      =========


     The funded status of the plan at December 31, 1996 and 1995 was as follows:


                                                    1996                1995
-------------------------------------------------------------------------------
Actuarial present value of
  accumulated benefit obligation
  Vested .................................       $ 2,378,206        $ 2,237,967
  Nonvested ..............................           224,636            176,328
                                                 -----------        -----------
                                                 $ 2,602,842        $ 2,414,295
                                                 ===========        ===========
Actuarial present value of
  projected benefit obligation ...........       $(3,440,487)       $(3,027,399)
Plan assets at fair value ................         3,616,862          3,046,861
                                                 -----------        -----------
Plan assets in excess of
  projected benefit obligation ...........           176,375             19,462
Unrecognized transition asset,
  net of amortization ....................          (558,201)          (651,235)
Unrecognized net loss ....................         1,043,370          1,230,860
                                                 -----------        -----------
Net pension asset included
  in other assets ........................       $   661,544        $   599,087
                                                 ===========        ===========

     The long-term rate of return used to determine the expected return on plan assets included in net pension expense is seven percent. The projected benefit obligation was determined using an assumed discount rate of seven percent, and an annual compensation increase of five percent. At December 31, 1996 and 1995, plan assets consisted primarily of money market, equity and fixed income funds.

     In December 1996, the Board of Directors approved the termination of the defined benefit plan, and approved the development and implementation of an alternative employee benefit structure. As a result of the termination, all participants will become fully vested in the existing plan. Management anticipates actual termination will take place during 1997.

NOTE K -- EMPLOYEE STOCK OWNERSHIP PLAN

     The Corporation has a noncontributory employee stock ownership plan (ESOP) that covers substantially all employees. In 1986, the ESOP borrowed $2,680,260. The remaining balance of the loan was paid in full in 1996. Interest incurred on the loan obligation was $22,480, $54,926 and $61,104 in 1996, 1995 and 1994,
respectively.

     Funds for servicing the loan agreement were provided essentially from contributions paid by the Corporation or its subsidiary to the ESOP, from earnings attributable to such contributions and from cash dividends paid to the ESOP on shares of the Corporation's capital stock which it owns. Neither the Corporation nor its subsidiary guaranteed the payments required by the loan agreement nor made any commitment to make contributions to the ESOP for this purpose. However, as required by generally accepted accounting principles, the ESOP's obligation had been recorded on the Corporation's consolidated balance sheet, with an offsetting reduction of shareholders' equity.

     Contributions by the Corporation and its subsidiary to the ESOP are reviewed by the Board of Directors and are expensed in the year the contribution is approved. These contributions were $345,000, $291,350 and $165,375 in 1996, 1995 and 1994, respectively.

     Dividends received for shares owned by the ESOP amounted to $151,200, $149,613 and $146,453 in 1996, 1995 and 1994, respectively, and were used to service the loan obligation.

NOTE L -- RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank makes loans and enters into other transactions with its directors, officers and entities having a specified relationship to such directors and officers. Transactions entered into between the Bank and such related parties have been and are in the ordinary course of business made on substantially the same terms and conditions as transactions with other parties. As of December 31, 1996 and 1995, the Bank had loans outstanding to related parties of approximately $5,800,853 and $6,320,616, respectively.

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

NOTES TO FINANCIAL STATEMENT


     The Bank's maximum potential obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit at December 31, 1996 and 1995 was:

                                                     1996                1995
--------------------------------------------------------------------------------
Real estate ............................         $20,711,000         $17,195,000
Commercial and collateral ..............          49,885,000          33,538,000
All other ..............................          20,420,000          15,651,000
                                                 -----------         -----------
                                                 $91,016,000         $66,384,000
                                                 ===========         ===========

     Most of the Bank's business activity is with customers located within the Bank's defined market area. As of December 31, 1996, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

NOTE N -- SERVICE AGREEMENT

     In 1995, the Corporation renegotiated its agreement to purchase information technology services from a data processing company. This agreement had a term of seven years and renewal provisions for successive terms of seven years each. The agreement provided for payment of a monthly charge based on the number of application and transaction accounts maintained. These payments were partially offset by amounts received by the Corporation for the use of certain facilities by the processor. The amount included in "other expenses" in connection with the service agreement was $1,539,505 for 1996, $1,261,213 for 1995 and $1,276,647
for 1994.

     During 1996, the Corporation entered into an agreement with a new provider of data processing services. Under the new service agreement, effective on February 1, 1997, minimum annual base charges will be $389,000. The term of this agreement is eight years. Management does not believe that any additional payments will be required under the previous agreement.

     Additionally, in 1995 the Corporation entered into an agreement to lease certain equipment from a different company. The agreement has an original term of seven years. The annual lease fee in connection with this agreement is approximately $355,000.

NOTE O -- LONG-TERM INCENTIVE PLAN

     On January 21, 1992, the Board of Directors of the Corporation adopted a long-term incentive plan ("Plan") for officers and key employees of the Corporation. Under the terms of the Plan, eligible employees may be granted stock options, restricted stock or long-term performance awards based on certain conditions. There were 190,435 shares of stock reserved and available for distribution under the Plan. Stock options are exercisable at the fair market value of the stock at the time of the grant. All options granted have 10 year terms and vest and become fully exercisable at the end of one year of continued employment. All shares and per share amounts have been restated for a three percent stock dividend in 1995, a four percent stock dividend in 1992 and four-for-three stock splits in 1994 and 1993.

     In 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation." The statement is effective for fiscal years beginning after December 15, 1995. As permitted by FASB Statement No. 123, the Corporation has elected to account for the Plan under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price on the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 6.58%; dividend yield of 3.0%; a volatility factor of the expected market price of the Corporation's common stock of 20.6%; and a weighted-average expected life of the options of five years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Corporation's pro forma information follows:

                                  1996
-------------------------------------------------------------------------------
Pro forma net income ...................................           $7,089,912
Pro forma earnings per share:
  Primary ..............................................           $     2.06
  Fully diluted ........................................           $     2.06


     A summary of the Corporation's stock option activity, and related information for the years ended December 31 follows:

                                        1996                         1995
------------------------------------------------------------------------------------
                                              WEIGHTED-                   WEIGHTED-
                                               AVERAGE                     AVERAGE
                                               EXERCISE                    EXERCISE
                                  OPTIONS       PRICE        OPTIONS        PRICE
------------------------------------------------------------------------------------
Outstanding at
  beginning of year .............  120,708    $  15.87       141,892       $15.33
Granted .........................   15,000       19.69
Exercised .......................   (6,664)      11.85       (21,184)       12.25
                                   -------                   -------
Outstanding at
  end of year ...................  129,044       16.52       120,708        15.87
                                   =======                   =======
Exercisable at
  end of year ...................  114,044       16.11       120,708        15.87
Weighted-average
  fair value of
  options granted
  during the year ............... $   4.32                       n/a

     Exercise prices for options outstanding as of December 31, 1996 ranged from $11.85 to $22.09. The weighted-average contractual life of those options is
6.6 years.

NOTE P -- COBANCORP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS (PARENT COMPANY ONLY)
                                                         DECEMBER 31
                                                    1996             1995
-------------------------------------------------------------------------------
Assets
  Cash ......................................... $ 7,397,366    $       288
  Investment securities
   available-for-sale ..........................     238,944
                                                 -----------    -----------
  Investment in bank subsidiary ................  46,771,239     50,886,687
  Other assets .................................     237,068        215,505
                                                 -----------    -----------
Total Assets ................................... $54,644,617    $51,102,480
                                                 ===========    ===========

Liabilities and Shareholders'
  Equity........................................
Liabilities
  Employee stock ownership
   plan obligation .............................                $   430,260
                                                                -----------
Total Liabilities ..............................                    430,260
Shareholders' Equity ........................... $54,644,617     50,672,220
                                                 -----------    -----------
Total Liabilities and
  Shareholders' Equity ......................... $54,644,617    $51,102,480
                                                 ===========    ===========

STATEMENTS OF INCOME (PARENT COMPANY ONLY)


                                                   YEARS ENDED DECEMBER 31
                                           1996              1995                 1994
-----------------------------------------------------------------------------------------
Income
  Dividends from
   bank subsidiary ....................$  9,837,415      $  1,340,089        $  1,366,365
  Other income ........................     186,063            75,885               1,000
                                       ------------      ------------        ------------
      Total income ....................  10,023,478         1,415,974           1,367,365
Expenses ..............................     271,735           259,644             288,960
                                       ------------      ------------        ------------
Income Before Equity
  in Undistributed Net
  Income of Bank
  Subsidiary ..........................   9,751,743         1,156,330           1,078,405
Equity in Undistributed
  Net Income of Bank
  Subsidiary ..........................  (2,619,351)        5,245,624           4,607,291
                                       ------------      ------------        ------------
Net Income ............................$  7,132,392      $  6,401,954        $  5,685,696
                                       ============      ============        ============

STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)


                                                                 YEARS ENDED DECEMBER 31
                                                   1996                     1995                1994
-------------------------------------------------------------------------------------------------------
Operating Activities
  Net Income .................................  $ 9,751,743            $ 1,156,330         $ 1,078,405
  Provision for
   depreciation ..............................        1,180
  (Increase) in other assets .................      (21,323)               (16,075)             (9,999)
                                                -----------            -----------         -----------
   Net Cash Provided by
     Operating Activities ....................    9,731,600              1,140,255           1,068,406
Investing Activities
  Purchases of available-
   for-sale securities .......................     (239,473)
  Purchases of equipment .....................       (1,240)
                                                -----------            -----------         -----------
   Net Cash Used by
     Investing Activities ....................     (240,713)
Financing Activities
  Cash Dividends .............................   (2,172,777)            (2,003,182)         (1,745,427)
  Dividend Investment Plan ...................                             380,423             446,715
  Long-term Incentive Plan ...................       78,968                259,441             315,843
                                                -----------            -----------         -----------
   Net Cash Used by
     Financing Activities ....................   (2,093,809)            (1,363,318)
                                                -----------            -----------         -----------
      Increase (Decrease)
      in Cash and Cash
      Equivalents ............................    7,397,078               (223,063)             85,537
Cash and cash equivalents
  at beginning of year .......................          288                223,351             137,814
   Cash and Cash                                -----------            -----------         -----------
     Equivalents at
     End of Year .............................  $ 7,397,366            $       288         $   223,351
                                                ===========            ===========         ===========


NOTE Q - REGULATORY MATTERS

     CoBancorp Inc. and PremierBank & Trust are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

NOTES TO FINANCIAL STATEMENTS

     As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's and Bank's actual capital amounts and ratios are also presented in the table.


                                                                                               MINIMUMS TO BE WELL
                                                                     MINIMUMS FOR CAPITAL   CAPITALIZED UNDER PROMPT
                                                  ACTUAL               ADEQUACY PURPOSES  CORRECTIVE ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:                    AMOUNT      RATIO          AMOUNT      RATIO        AMOUNT       RATIO
---------------------------------------------------------------------------------------------------------------------------
Total Capital to Risk Weighted Assets:
  Consolidated                           $53,185,000    14.88%     $28,959,000     8.0%      $35,743,000     10.0%
  PremierBank & Trust                     45,308,000    12.46       29,064,000     8.0        36,330,000     10.0
Tier I Capital to Risk Weighted Assets:
  Consolidated                            49,093,000    13.74       14,297,000     4.0        21,446,000      6.0
  PremierBank & Trust                     41,216,000    11.34       14,532,000     4.0        21,798,000      6.0
Tier I Capital to Average Assets:
  Consolidated                            49,093,000     8.31       23,640,000     4.0        29,550,000      5.0
  PremierBank & Trust                     41,216,000     6.98       23,633,000     4.0        29,541,000      5.0

NOTE R -- ACQUISITIONS

     In February, 1996, PremierBank & Trust acquired eleven branches in Lorain County from Bank One. The transaction included the acquisition of approximately $110,000,000 in deposits, as well as certain property and equipment.

     In April of 1996, CoBancorp Inc. announced it had entered into an agreement to acquire Jefferson Savings Bank, an Ohio-chartered savings and loan headquartered in West Jefferson, Ohio. Jefferson has total assets of approximately $62,000,000. Cash in the amount of $6,733,000 will be paid, with additional consideration of $649,000 attributable to certain favorable tax benefits (confirmed by an IRS Private Letter Ruling dated May 31, 1996). The transaction, which will be accounted for as a purchase, is expected to close on February 28, 1997.

NOTE S -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information is contained on page 29.

                                               QUARTERLY FINANCIAL INFORMATION


The following is a summary of unaudited quarterly results of operations for the years 1996, 1995 and 1994:

---------------------------------------------------------------------------------------------------------------------------------

                                                     FIRST          SECOND        THIRD            FOURTH            FULL YEAR
----------------------------------------------------------------------------------------------------------------------------------
1996
Interest income ...............................  $ 10,237,766   $ 11,062,294  $ 10,893,080      $ 10,987,722        $ 43,180,862
Interest expense ..............................     4,124,992      4,340,014     4,227,981         4,105,890          16,798,877
Net interest income ...........................     6,112,774      6,722,280     6,665,099         6,881,832          26,381,985
Provision for loan losses .....................        60,000         40,000             0        (1,875,000)(a)      (1,775,000)
Security gains (losses) .......................       295,029          4,565        (5,304)          115,051             409,341
Net overhead ..................................     4,824,315      4,879,524     5,067,879(b)      4,999,216          19,770,934
Income before income taxes ....................     1,523,488      1,807,321     1,591,916(b)      3,872,667           8,795,392
Net income ....................................     1,285,488      1,634,321     1,309,200(b)      2,903,383           7,132,392
Net income per common share ...................         0.373          0.474        0.380 (b)          0.843                2.07
Dividends paid per common share ...............        0.1500         0.1600        0.1600            0.1600              0.6300
----------------------------------------------------------------------------------------------------------------------------------
1995
Interest income ...............................  $  9,760,554   $ 10,098,322  $ 10,043,559      $  9,926,450        $ 39,828,885
Interest expense ..............................     3,598,738      4,101,478     4,175,916         3,919,109          15,795,241
Net interest income ...........................     6,161,816      5,996,844     5,867,643         6,007,341          24,033,644
Provision for loan losses .....................        60,000         60,000        60,000                 0             180,000
Security gains (losses) .......................        (4,118)         7,623       240,607            40,162             284,274
Net overhead ..................................     4,327,341      4,235,406     4,026,569         4,034,648          16,623,964
Income before income taxes ....................     1,770,357      1,709,061     2,021,681         2,012,855           7,513,954
Net income ....................................     1,460,357      1,421,061     1,661,681         1,858,855           6,401,954
Net income per common share ...................          0.43           0.41          0.48              0.54                1.86
Dividends paid per common share ...............        0.1359         0.1456        0.1456            0.1500              0.5771
----------------------------------------------------------------------------------------------------------------------------------
1994
Interest income ...............................   $ 8,394,404    $ 8,620,442   $ 8,805,930       $ 9,535,869        $ 35,356,645
Interest expense ..............................     2,742,931      2,784,411     2,869,878         3,131,137          11,528,357
Net interest income ...........................     5,651,473      5,836,031     5,936,052         6,404,732          23,828,288
Provision for loan losses .....................       125,000         83,333             0                 0             208,333
Security gains ................................       291,131        117,394        44,969               725             454,219
Net overhead ..................................     4,350,613      4,350,743     4,116,790         4,314,332          17,132,478
Income before income taxes ....................     1,466,991      1,519,349     1,864,231         2,091,125           6,941,696
Net income ....................................     1,216,991      1,277,349     1,542,231         1,649,125           5,685,696
Net income per common share ...................          0.36           0.38          0.45              0.49                1.68
Dividends paid per common share ...............        0.1238         0.1262        0.1262            0.1359              0.5121

(a) Includes a reduction of the Allowance for Loan Losses of $1,775,000, as discussed in Note D
(b) Reflects adjustment to reverse pre-tax gain on credit card sale of $486,129 originally reported in Other Income

All share and per-share amounts have been adjusted for a three percent stock dividend in 1995 and a four-for-three stock split in 1994.

                                                                              29

MARKET AND DIVIDEND INFORMATION

     All common shares of CoBancorp Inc. are voting shares and are traded on the Nasdaq National Market System. There are currently 3,453,824 shares outstanding, held among approximately 1,671 shareholders of record as of December 31, 1996. Prices are the high and low closing prices as reported by Nasdaq. All per-share amounts have been adjusted for a three percent stock dividend in September 1995.

                               Trading Ranges of Common Stock
                                        Bid Prices                     Dividends Per Share
----------------------------------------------------------------------------------------------------

                                1996                1995                 1996          1995
----------------------------------------------------------------------------------------------------

First Quarter           $18.63     $20.50     $20.87     $24.27       $0.1500        $0.1359
Second Quarter           18.25      20.63      18.45      23.54        0.1600         0.1456
Third Quarter            18.75      20.00      18.45      22.00        0.1600         0.1456
Fourth Quarter           19.13      23.50      17.75      22.00        0.1600         0.1500
                                                                      -------        -------
                                                                      $0.6300        $0.5771
                                                                      =======        =======


-------------------------------------------------------------------------------
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders
CoBancorp Inc.

     We have audited the accompanying consolidated balance sheets of CoBancorp Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoBancorp Inc. and subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                    /s/ Ernst & Young LLP


Cleveland, Ohio
January 21, 1997

30